Exhibit 99.1
Assured Guaranty Re Ltd.
(a wholly‑owned Subsidiary of Assured Guaranty Ltd.)
Consolidated Financial Statements
June 30, 2012

Assured Guaranty Re Ltd.
Index to Consolidated Financial Statements
June 30, 2012

Assured Guaranty Re Ltd.
Consolidated Balance Sheets (unaudited)
(dollars in thousands except per share and share amounts)

	As of June 30, 2012	As of December 31, 2011
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $2,189,162 and $2,309,435)	$2,340,287	$2,442,567
Short-term investments, at fair value	84,877	75,912
Total investment portfolio	2,425,164	2,518,479
Loan receivable from affiliate	90,000	—
Cash	7,835	22,251
Premiums receivable, net of ceding commissions payable	244,437	272,582
Ceded unearned premium reserve	890	1,251
Deferred acquisition costs	336,023	342,529
Reinsurance recoverable on unpaid losses	348	279
Salvage and subrogation recoverable	31,214	34,967
Credit derivative assets	63,283	76,784
Deferred tax asset, net	5,641	7,028
Other assets	117,146	46,915
Total assets	$3,321,981	$3,323,065
Liabilities and shareholder’s equity
Unearned premium reserve	$1,207,060	$1,244,135
Loss and loss adjustment expense reserve	348,074	241,619
Reinsurance balances payable, net	7,730	13,573
Credit derivative liabilities	420,567	337,177
Current income tax payable	2,340	941
Other liabilities	21,861	19,320
Total liabilities	2,007,632	1,856,765
Commitments and contingencies (See Note 11)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2012 and 2011)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2012 and 2011)	1,378	1,378
Additional paid-in capital	856,604	856,604
Retained earnings	311,625	481,123
Accumulated other comprehensive income, net of tax of $6,384 and $5,937	144,742	127,195
Total shareholder’s equity	1,314,349	1,466,300
Total liabilities and shareholder’s equity	$3,321,981	$3,323,065
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Consolidated Statements of Operations (unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Net earned premiums	$35,672	$41,157	$69,507	$74,691
Net investment income	21,767	24,451	44,090	48,418
Net realized investment gains (losses):
Other-than-temporary impairment losses	(1,812)	(278)	(2,078)	(795)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	(1,752)	—	(1,752)	—
Other net realized investment gains (losses)	5,570	(843)	7,396	439
Net realized investment gains (losses)	5,510	(1,121)	7,070	(356)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	(5,161)	(6,359)	(9,142)	(2,690)
Net unrealized gains (losses)	35,639	(14,725)	96,473	(89,599)
Net change in fair value of credit derivatives	30,478	(21,084)	(105,615)	(92,289)
Other income	(6,542)	1,620	(2,162)	4,151
Total revenues	86,885	45,023	12,890	34,615
Expenses
Loss and loss adjustment expenses	41,159	16,583	80,244	11,925
Amortization of deferred acquisition costs	9,726	9,917	17,339	23,028
Other operating expenses	5,264	4,993	9,967	11,582
Total expenses	56,149	31,493	107,550	46,535
Income (loss) before income taxes	30,736	13,530	(94,660)	(11,920)
Provision (benefit) for income taxes
Current	3,898	210	3,898	210
Deferred	2,488	1,075	940	2,339
Total provision (benefit) for income taxes	6,386	1,285	4,838	2,549
Net income (loss)	$24,350	$12,245	$(99,498)	$(14,469)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Consolidated Statements of Comprehensive Income (unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss)	$24,350	$12,245	$(99,498)	$(14,469)
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $1,114, $1,169, $1,415, and $760	18,583	15,349	25,887	4,662
Investments with other-than-temporary impairment, net of tax provision (benefit) of $2, $(40), $19 and $(35)	(2,194)	(2,577)	(2,257)	1,200
Unrealized holding gains (losses) arising during the period, net of tax	16,389	12,772	23,630	5,862
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $968, $(46), $987 and $(27)	4,543	(1,076)	6,083	(330)
Other comprehensive income (loss)	11,846	13,848	17,547	6,192
Comprehensive income (loss)	$36,196	$26,093	$(81,951)	$(8,277)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Consolidated Statement of Shareholder’s Equity (unaudited)
For the Six Months Ended June 30, 2012
(in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance, December 31, 2011	$—	$1,378	$856,604	$481,123	$127,195	$1,466,300
Net loss	—	—	—	(99,498)	—	(99,498)
Dividends	—	—	—	(70,000)	—	(70,000)
Other comprehensive income	—	—	—	—	17,547	17,547
Balance, June 30, 2012	$—	$1,378	$856,604	$311,625	$144,742	$1,314,349

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended June 30,
	2012	2011
Net cash flows provided by (used in) operating activities	$25,649	$173,645
Investing activities
Fixed maturity securities:
Purchases	(261,387)	(337,538)
Sales	233,024	156,104
Maturities	157,307	132,491
Net sales (purchases) of short-term investments	(8,950)	(98,121)
Loan to affiliate	(90,000)	—
Net cash flows provided by (used in) investing activities	29,994	(147,064)
Financing activities
Dividends paid	(70,000)	(24,000)
Net cash flows provided by (used in) financing activities	(70,000)	(24,000)
Effect of exchange rate changes	(59)	27
Increase (decrease) in cash	(14,416)	2,608
Cash at beginning of period	22,251	14,534
Cash at end of period	$7,835	$17,142
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$(2,500)	$—

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements (unaudited)
June 30, 2012

1.	Business and Basis of Presentation
Business
Assured Guaranty Re Ltd. (“AG Re” or, together with its subsidiaries, the “Company”) is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc. (“AGOUS”), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (“AGRO”). AG Re and AGRO primarily underwrite financial guaranty reinsurance. AG Re and AGRO have written business as reinsurers of third‑party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. AGRO owns Assured Guaranty Mortgage Insurance Company (“AGMIC”), a New York corporation that is authorized to provide mortgage guaranty insurance and reinsurance.

AG Re is wholly owned by Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”), a Bermuda‑based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance, infrastructure and structured finance markets. The Company’s affiliates Assured Guaranty Corp. (“AGC”) and Assured Guaranty Municipal Corp. (“AGM” and, together with AGC, the “affiliated ceding companies”) account for the majority of all new business written by the Company in 2012 and 2011.

The Company reinsures financial guaranty insurance and credit derivative contracts under quota share and excess of loss treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest ("Debt Service") when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the Company is required under the financial guaranty policy to pay its assumed share of the principal or interest shortfall. Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the issuers’ taxing powers, tax-supported bonds and revenue bonds and other obligations of states, their political subdivisions and other municipal issuers supported by the issuers’ or obligors’ covenant to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health care facilities and utilities. Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company also reinsures other specialized financial obligations.

Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the guarantor’s obligation to make loss payments are similar to those for financial guaranty insurance contracts and only occurs upon one or more defined credit events such as failure to pay or bankruptcy, in each case, as defined within the transaction documents, with respect to one or more third party referenced securities or loans. Financial guaranty contracts accounted for as credit derivatives are comprised of credit default swaps (“CDS”). In general, the Company’s affiliated ceding companies structure credit derivative transactions such that the circumstances giving rise to the obligation to make loss payments are similar to those for financial guaranty contracts accounted for as insurance but are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation and operate differently from financial guaranty accounted for as insurance.

When a rating agency assigns a public rating to a financial obligation guaranteed by one of AGL’s insurance company subsidiaries, it generally awards that obligation the same rating it has assigned to the financial strength of the AGL subsidiary that provides the guaranty. Investors in products insured by AGL’s insurance company subsidiaries frequently rely on ratings published by nationally recognized statistical rating organizations (“NRSROs”) because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company manages its business with the goal of achieving high financial strength ratings. However, the models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company’s products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.
Unless otherwise noted, ratings disclosed herein on the insured portfolio reflect Assured Guaranty’s internal ratings. Assured Guaranty’s ratings scale is similar to that used by the NRSROs; however, the ratings in these financial statements may not be the same as those assigned by any such rating agency. For example, the super senior category, which is not generally used by rating agencies, is used by Assured Guaranty in instances where Assured Guaranty’s AAA-rated exposure on its internal rating scale (which does not take into account Assured Guaranty’s financial guaranty) has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to Assured Guaranty’s exposure or (2) Assured Guaranty’s exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management’s opinion, causes Assured Guaranty’s attachment point to be materially above the AAA attachment point.
Basis of Presentation
The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of June 30, 2012 and cover the three-month period ended June 30, 2012 (“Second Quarter 2012”), the three-month period ended June 30, 2011 (“Second Quarter 2011”), the six-month period ended June 30, 2012 (“Six Months 2012”) and the six-month period ended June 30, 2011 (“Six Months 2011”). The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.
The unaudited interim consolidated financial statements include the accounts of AG Re and its subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.
These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements included as Exhibit 99.2 in AGL’s Form 8-K dated May 17, 2012, furnished to the U.S. Securities and Exchange Commission (the “SEC”).

2.    Business Changes, Risks, Uncertainties and Accounting Developments
Summarized below are updates of the most significant events over the past several years that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company.
Rating Actions
Standard and Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) have downgraded the financial strength ratings of AG Re and its insurance subsidiaries over the course of the last several years. On March 20, 2012, Moody’s placed the Insurance Financial Strength rating of the Company and its affiliated insurance companies on review for possible downgrade. As of the date of this document, S&P rates the Company AA- (outlook stable) while Moody's rates the Company A1 (on review for possible downgrade). There can be no assurance that S&P and Moody’s will not take further action on the Company’s ratings. See Note 6, Financial Guaranty Contracts Accounted for as Credit Derivatives and Note 10, Reinsurance and Other Monoline Exposure for more information regarding the effect of S&P and Moody’s rating actions on the credit derivative business of the Company and AGC, as its affiliated company, and on the assumed reinsurance business of the Company. Financial strength ratings are an important competitive factor in the financial guaranty reinsurance market. If the financial strength or financial enhancement ratings of the Company were reduced below current levels, ceding companies may recapture ceded business and the statutory unearned premium reserve, net of loss reserves, associated with that business.
Accounting Changes
There has recently been significant GAAP rule making activity which has affected the Company's accounting policies and the presentation of the Company’s financial information beginning January 1, 2012, particularly:

•	adoption of new guidance that restricted the types and amounts of financial guaranty insurance acquisition costs that may be deferred. See Note 4, Financial Guaranty Insurance Contracts.

•	adoption of guidance that changed the presentation of other comprehensive income (“OCI”). See “Consolidated Statements of Comprehensive Income.”

•	adoption of guidance requiring additional fair value disclosures. See Note 5, Fair Value Measurement.

Deutsche Bank Agreement

On May 8, 2012, Assured Guaranty reached a settlement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), resolving claims related to certain residential mortgage-backed securities (“RMBS”) transactions issued, underwritten or sponsored by Deutsche Bank that were insured by AGM and AGC under financial guaranty insurance policies and to certain RMBS exposures in re-securitization transactions as to which AGC provides credit protection through CDS. As part of the settlement agreement (the “Deutsche Bank Agreement”), AGC and AGM settled their litigation against Deutsche Bank on three RMBS transactions. Assured Guaranty received a cash payment of $165.6 million from Deutsche Bank upon signing of the Deutsche Bank Agreement, a portion of which partially reimbursed Assured Guaranty for past losses on certain transactions.

Pursuant to the Deutsche Bank Agreement, Assured Guaranty and Deutsche Bank also entered into two loss sharing arrangements, an "FG Reinsurance Agreement" and a "Re-REMIC Reinsurance Agreement", covering future RMBS related losses, which are described below. Under the Deutsche Bank Agreement, Deutsche Bank placed approximately $282.7 million of eligible assets in trust in order to collateralize the obligations of a reinsurance affiliate under the loss-sharing arrangements, and the Deutsche Bank reinsurance affiliate may post additional collateral in the future to satisfy rating agency and regulatory requirements.

The settlement includes six AGM and two AGC-insured RMBS transactions (“Covered Transactions”), all of which the Company has reinsured. The Covered Transactions are backed by first lien and second lien mortgage loans. Under the FG Reinsurance Agreement, the Deutsche Bank reinsurance affiliate will reimburse 80% of Assured Guaranty’s future losses on the Covered Transactions until Assured Guaranty’s aggregate losses (including those to date that are partially reimbursed by the $165.6 million cash payment) reach $318.8 million. Assured Guaranty currently projects that the Covered Transactions will not generate aggregate losses in excess of $318.8 million. In the event aggregate losses exceed $388.8 million, the Deutsche Bank reinsurance affiliate is required to resume reimbursement at the rate of 85% of Assured Guaranty’s losses in excess of $388.8 million until such losses reach $600.0 million. AG Re's assumed portion of the par outstanding for the Covered Transactions as of June 30, 2012 is $59.1 million. AGM and AGC will be reimbursed under the FG Reinsurance Agreement for their respective future losses on the Covered Transactions as they pay claims on such Covered Transactions, and Assured Guaranty quarterly will allocate such reimbursements between the two insurers pro rata based on the cumulative amounts, net of recoveries, paid to date by each insurer with respect to the Covered Transactions.

Certain uninsured tranches (“Uninsured Tranches”) of three of the Covered Transactions are included as collateral in RMBS re-securitization transactions as to which AGC provides credit protection through CDS. Under the Re-REMIC Reinsurance Agreement, the Deutsche Bank reinsurance affiliate will reimburse losses on the CDS in an amount equal to 60% of losses in these Uninsured Tranches until the aggregate losses in the Uninsured Tranches reach $141.1 million. Assured Guaranty currently projects that the Uninsured Tranches will not generate losses in excess of $141.1 million in the base case scenario. In the event aggregate losses exceed $161.1 million, reimbursement resumes at the rate of 60% until the aggregate losses reach $185.1 million. The Deutsche Bank reinsurance affiliate is required to reimburse any losses in excess of $185.1 million at the rate of 100% until the aggregate losses reach $247.8 million. AG Re's assumed portion of the par outstanding for the Uninsured Tranches as of June 30, 2012 is $82.3 million.

Except for the Uninsured Tranches, the settlement does not include Assured Guaranty’s CDS with Deutsche Bank. The parties have agreed to continue efforts to resolve CDS-related claims.

3.	Outstanding Exposure
The Company’s financial guaranty contracts are written in different forms, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011
	(in millions)
Public finance	$191,816	$195,637	$191,816	$195,637
Structured finance	18,360	20,248	18,323	20,210
Total financial guaranty	$210,176	$215,885	$210,139	$215,847

In addition to the amounts shown in the table above, the Company’s net mortgage guaranty insurance in force was approximately $148 million as of June 30, 2012. The net mortgage guaranty insurance in force comprises $133 million covering loans originated in Ireland and $15 million covering loans originated in the United Kingdom.
Financial Guaranty Portfolio by Internal Rating

	As of June 30, 2012
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$383	3.4%	$1,279	10.8%	$421	10.4%	2,083	1.6%
AAA	910	0.9	70	0.6	3,392	28.5	1,267	31.4	5,639	4.3
AA	36,028	34.5	636	5.7	1,121	9.4	119	3.0	37,904	28.8
A	55,032	52.7	2,965	26.4	2,038	17.1	519	12.8	60,554	46.0
BBB	10,755	10.3	6,617	58.9	1,546	13.0	857	21.2	19,775	15.0
Below-investment grade (“BIG”)	1,692	1.6	561	5.0	2,520	21.2	857	21.2	5,630	4.3
Total net par outstanding	$104,417	100.0%	$11,232	100.0%	$11,896	100.0%	4,040	100.0%	$131,585	100.0%

	As of December 31, 2011
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$391	3.4%	$1,576	12.0%	$417	9.4%	$2,384	1.8%
AAA	1,043	1.0	69	0.6	3,569	27.2	1,361	30.8	6,042	4.5
AA	39,089	37.1	638	5.6	1,434	10.9	123	2.8	41,284	30.8
A	53,485	50.8	3,176	27.9	1,797	13.7	619	14.0	59,077	44.0
BBB	9,905	9.4	6,578	57.9	1,944	14.8	1,046	23.6	19,473	14.5
BIG	1,751	1.7	527	4.6	2,813	21.4	857	19.4	5,948	4.4
Total net par outstanding	$105,273	100.0%	$11,379	100.0%	$13,133	100.0%	$4,423	100.0%	$134,208	100.0%

For RMBS transactions collateralized under R&W settlement agreements, such as the Deutsche Bank Agreement and the Bank of America Agreement,  a portion of the BIG exposure has been reclassified as investment grade beginning in the First Quarter 2012. This reclassification resulted in a decrease in BIG net par outstanding as of December 31, 2011 by $96 million from that previously reported.

Economic Exposure to the Selected European Countries
Several European countries are experiencing significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The Company is closely monitoring its exposures in European countries where it believes heightened uncertainties exist, specifically, Greece, Hungary, Ireland, Italy, Portugal and Spain (the “Selected European Countries”). Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table net of ceded reinsurance.
Net Economic Exposure to Selected European Countries(1)
June 30, 2012

	Greece		Hungary	Ireland	Italy	Portugal	Spain	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Public finance	$91	(2)	$—	$—	$175	$14	$46	$326
Infrastructure finance	—		81	6	63	35	4	189
Sub-total	91		81	6	238	49	50	515
Non-sovereign exposure:
Regulated utilities	—		—	—	91	—	2	93
RMBS	—		6	—	18	—	—	24
Commercial receivables	—		—	5	5	2	4	16
Pooled corporate	9		—	34	37	1	101	182
Sub-total	9		6	39	151	3	107	315
Total	$100		$87	$45	$389	$52	$157	$830
Total BIG	$91		$73	$—	$38	$25	$45	$272
 ____________________

(1)
While the Company’s exposures are shown in U.S. dollars, the obligations the Company reinsures are in various currencies, including U.S. dollars, Euros and British pounds sterling. Included in the table above is $133 million of reinsurance assumed on a 2004 - 2006 pool of Irish residential mortgages that is part of the Company’s remaining legacy mortgage reinsurance business. One of the residential mortgage‑backed securities included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)
As of June 30, 2012, the Company had established a full limit loss on this exposure. Assured Guaranty (Europe) Ltd. ("AGE"), an affiliate of the Company, accelerated claims under its financial guaranty on the July payment date with respect to the 2057 bonds and intends to accelerate claims on or after the September payment date with respect to the 2037 bonds.

The Company has not reinsured any sovereign bonds of the Selected European Countries except Greece (see Note 4, Financial Guaranty Insurance Contracts). The remainder of the “Public Finance Category” is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

When a primary insurer affiliated with the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. A primary insurer affiliated with the Company may also assign portions of a risk to more than one geographic location.  The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. The Company relies upon geographic information provided by the primary insurer, whether affiliated or not.

The Company has included in the exposure tables above its indirect economic exposure to the Selected European Countries through exposure it provides on (a) pooled corporate and (b) commercial receivables transactions. The Company considers economic exposure to a selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. In most instances, the trustees and/or servicers for such transactions provide reports that identify the domicile of the underlying obligors in the pool to the primary insurer (and such company relies on such reports). The primary insurers affiliated with the Company have reviewed transactions through which they believe they may have indirect exposure to the Selected European Countries that is material to the transaction and the Company has included in the tables above the proportion of the insured par equal to the proportion of obligors so identified by its affiliated primary insurers as being domiciled in a Selected European Country. The Company may also have indirect exposures to Selected European Countries in business assumed from unaffiliated monoline insurance companies. However, unaffiliated primary insurers generally do not provide such information to the Company.

Surveillance Categories
The Company segregates its reinsurance portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings, are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies.
The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter.
Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 4, Financial Guaranty Insurance Contracts). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a lifetime loss is expected and whether a claim has been paid. The Company expects “lifetime losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the life of that transaction than it ultimately will have been reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for recording of reserves for financial statement purposes.)
Intense monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The three BIG categories are:

•
BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make lifetime losses possible, but for which none are currently expected. Transactions on which claims have been paid but are expected to be fully reimbursed (other than investment grade transactions on which only liquidity claims have been paid) are in this category.

•
BIG Category 2: Below-investment-grade transactions for which lifetime losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•
BIG Category 3: Below-investment-grade transactions for which lifetime losses are expected and on which claims (other than liquidity claims) have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains.

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)

	As of June 30, 2012
	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$25	$79	$3	$107	$165	0.1%
Alt-A first lien	105	342	288	735	908	0.6
Option ARM	12	78	30	120	174	0.1
Subprime	32	42	90	164	999	0.1
Second lien U.S. RMBS:
Closed end second lien	—	9	21	30	45	0.0
Home equity lines of credit (“HELOCs”)	20	—	362	382	428	0.3
Total U.S. RMBS	194	550	794	1,538	2,719	1.2
Trust preferred securities (“TruPS”)	401	—	236	637	1,457	0.5
Other structured finance	247	188	767	1,202	11,760	0.9
U.S. public finance	1,060	309	324	1,693	104,417	1.3
Non-U.S. public finance(1)	469	91	—	560	11,232	0.4
Total	$2,371	$1,138	$2,121	$5,630	$131,585	4.3%

	As of December 31, 2011
	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$25	$88	$—	$113	$176	0.1%
Alt-A first lien	391	108	305	804	988	0.6
Option ARM	5	100	17	122	193	0.1
Subprime	37	58	80	175	1,051	0.1
Second lien U.S. RMBS:
Closed end second lien	—	10	34	44	49	0.0
HELOCs	8	—	399	407	469	0.3
Total U.S. RMBS	466	364	835	1,665	2,926	1.2
TruPS	486	—	236	722	1,533	0.5
Other structured finance	256	251	774	1,281	13,097	1.0
U.S. public finance	1,046	240	467	1,753	105,273	1.3
Non-U.S. public finance(1)	434	93	—	527	11,379	0.4
Total	$2,688	$948	$2,312	$5,948	$134,208	4.4%
 ____________________

(1)
Includes $91 million and $93 million in net par of June 30, 2012 and December 31, 2011, respectively, for bonds of the Hellenic Republic of Greece, a portion of which was accelerated in July 2012 and a portion of which AGE intends to accelerate on or after September 2012. See Note 4, Financial Guaranty Insurance Contracts.

Below Investment Grade Credits
By Category

	As of June 30, 2012
	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,826	$545	$2,371	89	31	120
Category 2	677	461	1,138	51	35	86
Category 3	1,578	543	2,121	97	19	116
Total BIG	$4,081	$1,549	$5,630	237	85	322

	As of December 31, 2011
	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,832	$856	$2,688	96	35	131
Category 2	708	240	948	52	32	84
Category 3	1,744	568	2,312	90	20	110
Total BIG	$4,284	$1,664	$5,948	238	87	325
____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

4.    Financial Guaranty Insurance Contracts

Change in accounting for deferred acquisition costs

In October 2010, the Financial Accounting Standards Board adopted Accounting Standards Update (“Update”) No. 2010-26. This guidance was effective January 1, 2012, with retrospective application. The Update specifies that certain costs incurred in the successful acquisition of new and renewal insurance contracts should be capitalized. These costs include direct costs of contract acquisition that result directly from and are essential to the contract transaction and would not have been incurred by the insurance company had the contract transaction not occurred. These costs include expenses such as ceding commissions and the cost of underwriting personnel. Management uses its judgment in determining the type and amount of cost to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Ceding commission income on business ceded to third party reinsurers reduces policy acquisition costs and is deferred. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred.

Expected losses, loss adjustment expenses (“LAE”) and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of deferred acquisition costs. When an insured issue is retired early, the remaining related deferred acquisition cost is expensed at that time. Ceding commission expense and income associated with future installment premiums on assumed and ceded business, respectively, are calculated at their contractually defined rates and recorded in deferred acquisition costs on the consolidated balance sheets with a corresponding offset to net premium receivable or reinsurance balances payable.

As of January 1, 2011, the effect of retrospective application of the new guidance was a reduction to deferred acquisition costs of $7.5 million and a reduction to retained earnings of $7.5 million.
Effect of Retrospective Application of New Deferred Acquisition Cost Guidance
On Consolidated Statements of Operations

	As Reported Second Quarter 2011	Retroactive Application Adjustment	As Revised Second Quarter 2011
	(in millions)
Amortization of deferred acquisition costs	$10.2	$(0.3)	$9.9
Net income (loss)	12.0	0.2	12.2

	As Reported Six Months 2011	Retroactive Application Adjustment	As Revised Six Months 2011
	(in millions)
Amortization of deferred acquisition costs	$23.7	$(0.7)	$23.0
Net income (loss)	(15.1)	0.6	(14.5)

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of derivative contracts. Amounts presented in this note relate to financial guaranty insurance contracts. Tables presented herein also present reconciliations to financial statement line items for other less significant types of insurance.

Net Earned Premiums

	Second Quarter		Six Months
	2012	2011	2012	2011
	(in millions)
Scheduled net earned premiums	$25.9	$30.7	$49.3	$56.2
Acceleration of premium earnings	7.7	7.6	15.4	12.6
Accretion of discount on net premiums receivable	2.0	2.4	4.3	4.9
Total financial guaranty	35.6	40.7	69.0	73.7
Other	0.1	0.5	0.5	1.0
Total net earned premiums	$35.7	$41.2	$69.5	$74.7

Gross Premium Receivable, Net of Ceding Commissions Roll Forward

	Six Months
	2012	2011
	(in millions)
Balance, beginning of period	$272.6	$348.1
Premium written, net	27.5	44.3
Premium payments received, net	(48.8)	(72.8)
Adjustments to the premium receivable:
Changes in the expected term of financial guaranty insurance contracts	(9.9)	(58.4)
Accretion of discount	3.2	3.7
Foreign exchange translation	0.2	2.5
Other adjustments	(0.4)	0.3
Balance, end of period	$244.4	$267.7

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 23%, 18% and 20% of installment premiums at June 30, 2012, December 31, 2011 and June 30, 2011, respectively, are denominated in currencies other than the U.S. dollar, primarily in euro and British Pound Sterling.
Actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.
Expected Collections of Gross Premiums Receivable,
Net of Ceding Commissions (Undiscounted)

As of June 30, 2012
(in millions)

2012 (July 1 ‑ September 30)	$24.3
2012 (October 1 – December 31)	8.5
2013	28.5
2014	26.1
2015	21.5
2016	18.0
2017-2021	71.0
2022-2026	47.5
2027-2031	36.9
After 2031	43.1
Total	$325.4

The following table provides a schedule of the expected timing of the income statement recognition of pre-tax financial guaranty insurance net unearned premium reserve and the present value of net expected losses to be expensed. The amount and timing of actual premium earnings and loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. A loss and LAE reserve is only recorded for the amount by which net expected loss to be expensed exceeds unearned premium reserve determined on a contract-by-contract basis.

Expected Timing of
Premium and Loss Recognition

	As of June 30, 2012
	Scheduled Net Earned Premium	Net Expected Loss to be Expensed	Net
	(in millions)

2012 (July 1 – September 30)	$26.7	$0.6	$26.1
2012 (October 1 – December 31)	25.7	0.5	25.2
Subtotal 2012	52.4	1.1	51.3
2013	99.6	2.1	97.5
2014	92.9	2.1	90.8
2015	82.4	2.0	80.4
2016	76.5	1.9	74.6
2017-2021	310.8	7.7	303.1
2022-2026	210.6	5.7	204.9
2027-2031	138.5	4.5	134.0
After 2031	134.6	5.3	129.3
Total present value basis(1)	1,198.3	32.4	1,165.9
Discount	93.9	144.8	(50.9)
Total future value	$1,292.2	$177.2	$1,115.0
_____________________
(1)    Balances represent discounted amounts.
Selected Information for Policies Paid in Installments

	As of June 30, 2012	As of December 31, 2011
	(dollars in millions)
Premiums receivable, net of ceding commission payable	$244.4	$272.6
Gross unearned premium reserve	306.9	324.0
Weighted‑average risk-free rate used to discount premiums	3.5%	3.2%
Weighted‑average period of premiums receivable (in years)	9.8	9.8
Loss Estimation Process
The Company has established its own loss reserve committee, which reviews its reserving methodology with the Company’s board of directors.The Company’s loss reserve committee estimates expected loss to be paid for its financial guaranty exposures. Surveillance personnel present analyses related to potential losses to the Company’s loss reserve committee for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector‑driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company’s loss reserve committee reviews and refreshes the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

The following table presents a roll forward of the present value of net expected loss to be paid for financial guaranty insurance contracts by sector. Net expected loss to be paid is the estimate of the present value of future claim payments, net of reinsurance and net of salvage and subrogation, which includes the present value benefit of estimated recoveries for breaches of representations and warranties (“R&W”). The Company used weighted average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 3.04% as of June 30, 2012 and 0.0% to 3.27% as of December 31, 2011.

Present Value of Net Expected Loss to be Paid
Roll Forward by Sector

	Net Expected Loss to be Paid as of March 31, 2012	Economic Loss Development(1)	(Paid) Recovered Losses(2)	Net Expected Loss to be Paid as of June 30, 2012(3)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$0.9	$0.1	$—	$1.0
Alt-A first lien	7.8	0.8	0.4	9.0
Option ARM	4.3	1.0	(1.3)	4.0
Subprime	7.3	—	(0.2)	7.1
Total first lien	20.3	1.9	(1.1)	21.1
Second lien:
Closed end second lien	(7.4)	1.0	11.0	4.6
HELOCs	22.9	2.3	(5.8)	19.4
Total second lien	15.5	3.3	5.2	24.0
Total U.S. RMBS	35.8	5.2	4.1	45.1
TruPS	2.1	(0.6)	—	1.5
Other structured finance	137.7	28.8	(5.4)	161.1
U.S. public finance	34.5	18.6	(7.7)	45.4
Non-U.S. public finance	58.0	(8.1)	50.1	100.0
Total financial guaranty	268.1	43.9	41.1	353.1
Other	1.9	(6.0)	—	(4.1)
Total	$270.0	$37.9	$41.1	$349.0

	Net Expected Loss to be Paid as of March 31, 2011	Economic Loss Development(1)	(Paid) Recovered Losses(2)	Net Expected Loss to be Paid as of June 30, 2011
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$0.5	$0.5	$—	$1.0
Alt-A first lien	8.8	0.7	(0.2)	9.3
Option ARM	6.4	1.1	(1.3)	6.2
Subprime	12.8	(0.2)	(0.1)	12.5
Total first lien	28.5	2.1	(1.6)	29.0
Second lien:
Closed end second lien	(4.6)	(1.3)	(1.2)	(7.1)
HELOCs	(65.5)	8.9	78.7	22.1
Total second lien	(70.1)	7.6	77.5	15.0
Total U.S. RMBS	(41.6)	9.7	75.9	44.0
TruPS	(0.2)	1.5	(0.1)	1.2
Other structured finance	112.9	3.2	(0.5)	115.6
U.S. public finance	15.9	2.0	(0.2)	17.7
Non-U.S. public finance	3.3	(0.6)	—	2.7
Total financial guaranty	90.3	15.8	75.1	181.2
Other	2.1	—	—	2.1
Total	$92.4	$15.8	$75.1	$183.3

	Net Expected Loss to be Paid as of December 31, 2011(3)	Economic Loss Development(1)	(Paid) Recovered Losses(2)	Net Expected Loss to be Paid as of June 30, 2012(3)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$0.6	$0.4	$—	$1.0
Alt-A first lien	9.6	(0.9)	0.3	9.0
Option ARM	3.3	2.4	(1.7)	4.0
Subprime	7.6	(0.1)	(0.4)	7.1
Total first lien	21.1	1.8	(1.8)	21.1
Second lien:
Closed end second lien	(6.2)	0.8	10.0	4.6
HELOCs	24.0	5.6	(10.2)	19.4
Total second lien	17.8	6.4	(0.2)	24.0
Total U.S. RMBS	38.9	8.2	(2.0)	45.1
TruPS	3.3	(1.8)	—	1.5
Other structured finance	153.7	13.5	(6.1)	161.1
U.S. public finance	29.6	24.0	(8.2)	45.4
Non-U.S. public finance	8.5	32.8	58.7	100.0
Total financial guaranty	234.0	76.7	42.4	353.1
Other	1.9	(6.0)	—	(4.1)
Total	$235.9	$70.7	$42.4	$349.0

	Net Expected Loss to be Paid as of December 31, 2010	Economic Loss Development(1)	(Paid) Recovered Losses(2)	Net Expected Loss to be Paid as of June 30, 2011
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$0.7	$0.3	$—	$1.0
Alt-A first lien	10.5	(0.8)	(0.4)	9.3
Option ARM	14.3	(3.9)	(4.2)	6.2
Subprime	15.6	(2.8)	(0.3)	12.5
Total first lien	41.1	(7.2)	(4.9)	29.0
Second lien:
Closed end second lien	1.5	(4.3)	(4.3)	(7.1)
HELOCs	(66.4)	18.3	70.2	22.1
Total second lien	(64.9)	14.0	65.9	15.0
Total U.S. RMBS	(23.8)	6.8	61.0	44.0
TruPS	(0.2)	1.5	(0.1)	1.2
Other structured finance	107.2	10.3	(1.9)	115.6
U.S. public finance	31.0	(10.4)	(2.9)	17.7
Non-U.S. public finance	3.0	(0.3)	—	2.7
Total financial guaranty	117.2	7.9	56.1	181.2
Other	2.1	—	—	2.1
Total	$119.3	$7.9	$56.1	$183.3
_____________________

(1)
Economic loss development includes the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

(2)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(3)	Includes expected LAE to be paid for mitigating claim liabilities of $6.4 million as of June 30, 2012 and $5.2 million as of December 31, 2011.

The table below provides a reconciliation of expected loss to be paid to expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the addition of claim payments that have been made (and therefore are not included in expected loss to be paid) that are expected to be recovered in the future (and therefore have also reduced expected loss to be paid ), and (2) loss reserves that have already been established (and therefore expensed but not yet paid).
Reconciliation of Financial Guaranty Insurance Present Value of Net Expected Loss to be Paid
and Net Present Value of Net Expected Loss to be Expensed

As of June 30, 2012
(in millions)
Net expected loss to be paid	$353.1
Salvage and subrogation recoverable	25.2
Loss and LAE reserve	(345.9)
Net expected loss to be expensed	$32.4

The Company’s Approach to Projecting Losses in U.S. RMBS
The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. The majority of U.S. RMBS losses before R&W benefit are assumed from the affiliated ceding companies. For transactions where the affiliated ceding company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.
The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” Liquidation rates may be derived from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.
Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the liquidation of currently delinquent loans represent defaults of currently performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.
In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The affiliated ceding companies project loss severities by sector based on the experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections “U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien” and “U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime.”
The affiliated ceding companies are in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the affiliated ceding companies already have access or believe they will attain access to the underlying mortgage loan files. Where the affiliated ceding company has an agreement with an R&W provider (e.g., the Bank of America or the Deutsche Bank Agreement) or where the affiliated ceding company is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. In second lien RMBS transactions where there is no agreement or advanced discussions, this credit is based on a percentage of actual repurchase rates achieved across those transactions where material repurchases have been made. In first lien RMBS transactions where there is no agreement or advanced discussions, this credit is estimated by reducing collateral losses projected by the affiliated ceding companies to reflect a percentage of the recoveries the affiliated ceding companies believe they will achieve, based on a percentage of actual repurchase rates achieved or based on the amounts the affiliated ceding companies were able to negotiate under the Bank of America Agreement and Deutsche Bank Agreement. The first lien approach is different from the second lien approach because the Company’s first lien transactions have multiple tranches and a more complicated method is required to correctly allocate credit to each tranche. In each case, the credit is a function of the projected lifetime collateral losses in the collateral pool, so an increase in projected collateral losses generally increases the R&W credit calculated by the Company for the RMBS issuer. Further detail regarding how the Company calculates these credits may be found under “Breaches of Representations and Warranties” below. While the Company has sufficient information to project losses on most U.S. RMBS it has assumed from unaffiliated ceding companies, it does not establish a credit or reduce projected claim payments for R&W for these transactions. Also, it relies on unaffiliated ceding companies for rating estimates on a small number of U.S. RMBS and loss projections on a small number of U.S. RMBS, for which it has insufficient information to independently project performance. Expected loss on U.S. RMBS, before consideration of the R&W benefit, was $79.7 million and $92.1 million as of June 30, 2012 and December 31, 2011, respectively, of which $61.7 million and $75.9 million, respectively, was from affiliated ceding companies.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) recoveries for breaches of R&W as described above. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.
Second Quarter-End 2012 U.S. RMBS Loss Projections
The Company retained the same general approach and methodology to projecting RMBS performance at June 30, 2012 as it did at March 31, 2012 and December 31, 2011. The approach combines using each transaction's observed data with the Company's estimate of how the transaction will ultimately perform based on the Company's view of the magnitude and timing of a recovery in the mortgage market. During the quarter the Company observed both positive and negative developments in the market. These developments were reflected by moderately lowering the initial CDR's which are a function of the observed delinquency data, and by adjusting the scenarios used to project the amount of time until the RMBS market stabilizes.

The scenarios the Company used to project first and second lien RMBS collateral losses at June 30, 2012 were essentially the same as those it used at March 31, 2012 and December 31, 2011, except that (i) based on its observation of the continued elevated levels of early stage delinquencies, the Company updated its projections to reflect a slower recovery in its base cases and (ii) the Company reduced the time until the market stabilizes in its most optimistic case by three months, so it assumed that the recovery projected last quarter was occurring at the expected pace and (iii) the affiliated ceding companies adjusted its most pessimistic case, where it assumed the recovery would happen six months more slowly than what was assumed last quarter.

The Company also used generally the same methodology and assumptions to project the credit received for recoveries in R&W at June 30, 2012 as March 31, 2012 and December 31, 2011. The primary differences relate to a change in assumption regarding the likelihood and amount of recovery from certain R&W providers.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed End Second Lien
The Company reinsures two types of second lien RMBS: those secured by HELOCs and those secured by closed end second lien mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one to four family home is generally referred to as a closed end second lien. Second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company’s most significant second lien exposure is to HELOCs originated and serviced by Countrywide, a subsidiary of Bank of America. See “—Breaches of Representations and Warranties.”
The delinquency performance of HELOC and closed end second lien exposures included in transactions reinsured by the Company began to deteriorate in 2007, and such transactions continue to perform below the Company’s original underwriting expectations. While insured securities benefit from structural protections within the transactions designed to absorb collateral losses in excess of previous historically high levels, in many second lien RMBS projected losses now exceed those structural protections.
The Company believes the primary variables affecting its expected losses in second lien RMBS transactions are the amount and timing of future losses in the collateral pool supporting the transactions and the amount of loans repurchased for breaches of R&W (or agreements with R&W providers related to such obligations). Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as conditional prepayment rate ("CPR") of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are: interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.
The following table shows the key assumptions used in the calculation of estimated expected loss to be paid for second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC Key Assumptions	As of June 30, 2012			As of March 31, 2012			As of December 31, 2011
Plateau CDR	2.9%	-	20.9%	0.2%	-	26.3%	0.5%	-	27.9%
Final CDR trended down to	0.4%	-	3.2%	0.4%	-	3.2%	0.4%	-	3.2%
Expected period until final CDR	36 months			36 months			36 months
Initial CDR	2.7%	-	16.4%	0.0%	-	19.7%	0.0%	-	25.8%
Final CPR	10%			10%			10%
Loss severity	98%			98%			98%
Initial draw rate	0.0%	-	4.1%	0.0%	-	12.7%	0.0%	-	15.3%

Closed end second lien Key Assumptions	As of June 30, 2012			As of March 31, 2012			As of December 31, 2011
Plateau CDR	4.3%	-	20.7%	5.4%	-	25.0%	6.9%	-	24.8%
Final CDR trended down to	3.3%	-	9.1%	3.3%	-	9.2%	3.3%	-	9.2%
Expected period until final CDR	36 months			36 months			36 months
Initial CPR	1.1%	-	11.0%	0.5%	-	8.6%	0.3%	-	14.7%
Final CPR	10%			10%			10%
Loss severity	98%			98%			98%
_____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).
In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months. An average of the third, fourth and fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses.
As of June 30, 2012, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. In the base case scenario, the time over which the CDR trends down to its final CDR is 30 months. Therefore, the total stress period for second lien transactions is 36 months, comprising five months of delinquent data, a one month plateau period and 30 months of decrease to the steady state CDR. This is the same as March 31, 2012 and December 31, 2011. The long-term steady state CDR are calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as March 31, 2012 and December 31, 2011.
The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the CDR and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current CPR is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the affiliated ceding companies modeled the CPR at March 31, 2012 and December 31, 2011. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.
The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). For HELOC transactions, the draw rate is assumed to decline from the current level to a final draw rate over a period of three months. The final draw rates were assumed to range from 0.0% to 2.1%.
In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR, The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.
At June 30, 2012, the Company’s base case assumed a one month CDR plateau and a 30 month ramp-down (for a total stress period of 36 months), the same as March 31, 2012 and December 31, 2011. The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of March 31, 2012 and December 31, 2011, but in each case changed the length of the ramp-downs by three months (and so the length of elevated defaults) in order to reflect both positive and negative developments observed by the Company in the market. Increasing the CDR plateau to four months (and increasing the ramp-down by three months to 33-months (rather than 30 months at March 31, 2012 and December 31, 2011, for a total stress period of 42 months rather than 39 months as at March 31, 2012 and December 31, 2011) would increase the expected loss by approximately $7.4 million for HELOC transactions and $0.2 million for closed end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to a 21 months (rather than 24 months as at March 31, 2012 and December 31, 2011, for a total stress period of 33 months rather than 30 months as at March 31, 2012 and December 31, 2011) would decrease the expected loss by approximately $7.5 million for HELOC transactions and $0.2 million for closed end second lien transactions.
U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime
First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one to four family homes supporting the transactions. The collateral supporting “subprime RMBS” transactions consists of first-lien residential mortgage loans made to subprime borrowers. A “subprime borrower” is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as “Alt-A first lien.” The collateral supporting such transactions consists of first-lien residential mortgage loans made to “prime” quality borrowers who lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to amortize the loan negatively (i.e., increase the amount of principal owed), the transaction is referred to as an “Option ARM.” Finally, transactions may be composed primarily of loans made to prime borrowers. First lien RMBS sometimes include a portion of loan collateral that differs in priority from the majority of the collateral.
The performance of the Company’s first lien RMBS exposures began to deteriorate in 2007 and such transactions continue to perform below the Company’s original underwriting expectations. The Company currently projects first lien collateral losses many times those expected at the time of underwriting. While insured securities benefited from structural protections within the transactions designed to absorb some of the collateral losses, in many first lien RMBS transactions, projected losses exceed those structural protections.
The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent or in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period is one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various delinquency categories. The Company arrived at its liquidation rates based on data purchased from a third party and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company projects these liquidations to occur over two years. The Company used the same liquidation rates for June 30, 2012 as it did for March 31, 2012 and December 31, 2011. The following table shows liquidation assumptions for various delinquency categories.
First Lien Liquidation Rates
as of June 30, 2012

30 – 59 Days Delinquent
Alt-A and Prime	35%
Option ARM	50
Subprime	30
60 – 89 Days Delinquent
Alt-A and Prime	55
Option ARM	65
Subprime	45
90+ Days Delinquent
Alt-A and Prime	65
Option ARM	75
Subprime	60
Bankruptcy
Alt-A and Prime	55
Option ARM	70
Subprime	50
Foreclosure
Alt-A and Prime	85
Option ARM	85
Subprime	80
Real Estate Owned (REO)
All	100
While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.
In the base case, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its conditional default rate plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the affiliated ceding companies’ methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 24 month period represent defaults attributable to borrowers that are currently performing.
Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels and the Company is assuming that these high levels generally will continue for another year (in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for six months then drop to 80% for six months before following the ramp described below). The Company determines its initial loss severity based on actual recent experience. The Company’s loss severity assumptions for June 30, 2012 were the same as it used for March 31, 2012 and December 31, 2011. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in June 2013, and in the base case scenario decline, over two years to 40%.
The following table shows the key assumptions used in the calculation of expected loss to be paid for first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of June 30, 2012			As of March 31, 2012			As of December 31, 2011
Alt-A First Lien
Plateau CDR	1.7%	-	23.0%	2.7%	-	33.9%	2.8%	-	41.3%
Intermediate CDR	0.3%	-	4.6%	0.5%	-	6.8%	0.6%	-	8.3%
Final CDR	0.1%	-	1.2%	0.1%	-	1.7%	0.1%	-	2.1%
Initial loss severity	65%			65%			65%
Initial CPR	0.0%	-	27.1%	0.0%	-	34.1%	0.0%	-	34.0%
Final CPR	15%			15%			15%
Option ARM
Plateau CDR	9.3%	-	30.2%	9.7%	-	32.2%	10.2%	-	31.5%
Intermediate CDR	1.9%	-	6.0%	1.9%	-	6.4%	2.0%	-	6.3%
Final CDR	0.5%	-	1.5%	0.5%	-	1.6%	0.5%	-	1.6%
Initial loss severity	65%			65%			65%
Initial CPR	0.6%	-	8.6%	0.0%	-	10.9%	0.0%	-	10.8%
Final CPR	15%			15%			15%
Subprime
Plateau CDR	4.3%	-	34.7%	4.6%	-	44.8%	0.0%	-	38.6%
Intermediate CDR	0.9%	-	6.9%	0.9%	-	9.0%	0.0%	-	7.7%
Final CDR	0.2%	-	1.7%	0.2%	-	2.2%	0.0%	-	1.9%
Initial loss severity	90%			90%			90%
Initial CDR	0.0%	-	15.0%	0.0%	-	36.7%	0.0%	-	16.7%
Final CPR	15%			15%			15%
The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the CPR follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be either 10% or 15% depending on the scenario run. For transactions where the initial conditional prepayment rate is higher than the final CPR, the initial conditional prepayment rate is held constant.
The ultimate performance of the Company’s first lien RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust the loss projections for those transactions based on actual performance and management’s estimates of future performance.
In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) at June 30, 2012, the same number of scenarios as March 31, 2012 and December 31, 2011. For June 30, 2012 the Company assumed in the most stressful scenario that the recovery would occur three months more slowly and in the most optimistic scenario that it would occur three months more quickly than it had for March 31, 2012 and December 31, 2011, but otherwise used the same scenarios and weightings for June 30, 2012 as March 31, 2012 and December 31, 2011. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended three months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over four rather than two years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $1.2 million for Alt-A first liens, $1.3 million for Option ARM, $2.1 million for subprime and $0.4 million for prime transactions. In an even more stressful scenario where loss severities were assumed to rise and then recover over eight years (and the initial ramp-down of the CDR was assumed to occur over 15 months (rather than 12 months as at March 31, 2012 and December 31, 2011) and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $3.2 million for Alt-A first liens, $4.0 million for Option ARM, $3.4 million for subprime and $1.2 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 12 months and was assumed to recover to 40% over two years , expected loss to be paid would decrease from current projections by approximately $0.1 million for Alt-A first lien, $0.5 million for Option ARM and $0.5 million for subprime. In an even less stressful scenario where the CDR plateau was three months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the CDR over nine months rather than 12 months as at March 31, 2012 and December 31, 2011), expected loss to be paid would decrease from current projections by approximately $1.1 million for Alt-A first lien, $1.9 million for Option ARM, $1.3 million for subprime and $0.3 million for prime transactions.
Breaches of Representations and Warranties
The affiliated ceding companies are pursuing reimbursements for breaches of R&W regarding loan characteristics. Performance of the collateral underlying certain first and second lien securitizations has substantially differed from the Company’s original expectations. The affiliated ceding companies have employed several loan file diligence firms and law firms as well as devoted internal resources to review the mortgage files surrounding many of the defaulted loans. The affiliated ceding companies’ success in these efforts resulted in two negotiated agreements, in respect of the Company’s R&W claims, including one on April 14, 2011 with Bank of America and one on May 8. 2012, with Deutsche Bank AG as described under “Deutsche Bank Agreement” in Note 2, Business Changes, Risks, Uncertainties and Accounting Developments.

The Company has included in its net expected loss estimates as of June 30, 2012 an estimated benefit from loan repurchases related to breaches of R&W of $37.4 million, which includes $19.4 million from Bank of America and Deutsche Bank AG under their respective agreements and $18.0 million in transactions where the affiliated ceding companies do not yet have such an agreement. Through June 30, 2012 the Company has already received $118.8 million under the agreements from Bank of America and Deutsche Bank AG for both first and second lien transactions.

Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company’s exposure. These amounts reflect payments made pursuant to the negotiated transaction agreements and not payments made pursuant to legal settlements. See “—Recovery Litigation” below for a description of the related legal proceedings the affiliated ceding companies have commenced.

The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to contractual R&W is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized.

The calculation of expected recovery from breaches of R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. The Company did not include any recoveries related to breaches of R&W in amounts greater than the losses it paid or expected to pay under any given cash flow scenario. These scenarios were probability weighted in order to determine the recovery incorporated into the Company’s estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future.

Balance Sheet Classification of R&W Benefit, Net of Reinsurance
for all Financial Guaranty Insurance Contracts Reported on Balance Sheet(1)

	As of June 30, 2012	As of December 31, 2011
	(in millions)
Salvage and subrogation recoverable	$9.8	$22.6
Loss and LAE reserve	26.4	29.9
_____________________
(1)      The remaining benefit for R&W is not recorded on the balance sheet until the expected loss, net of R&W, exceeds unearned premium reserve.

The following table represents the Company’s total estimated R&W recoveries netted in expected loss to be paid, from defective mortgage loans included in certain first and second lien U.S. RMBS loan securitizations that it insures.
Roll Forward of Estimated Benefit from Recoveries from Representation and Warranty Breaches,
Net of Reinsurance

	Future Net R&W Benefit as of December 31, 2011	R&W Development and Accretion of Discount During Six Months 2012	R&W Recovered During Six Months 2012	Future Net R&W Benefit as of June 30, 2012
	(in millions)
Prime first lien	$1.5	$0.5	$—	$2.0
Alt-A first lien	5.3	0.8	(0.6)	5.5
Option ARM	19.5	(1.5)	(0.5)	17.5
Subprime	0.9	0.1	—	1.0
Closed end second lien	16.8	(0.2)	(11.9)	4.7
HELOC	12.7	(10.6)	4.6	6.7
Total	$56.7	$(10.9)	$(8.4)	$37.4

	Future Net R&W Benefit as of December 31, 2010	R&W Development and Accretion of Discount During Six Months 2011	R&W Recovered During Six Months 2011	Future Net R&W Benefit as of June 30, 2011
	(in millions)
Prime first lien	$0.6	$0.9	$—	$1.5
Alt-A first lien	2.7	90.0	(88.6)	4.1
Option ARM	3.8	14.7	(3.6)	14.9
Subprime	0.2	0.4	—	0.6
Closed end second lien	12.7	3.6	—	16.3
HELOC	103.2	(76.9)	(3.5)	22.8
Total	$123.2	$32.7	$(95.7)	$60.2

Financial Guaranty Insurance U.S. RMBS Risks with R&W Benefit

	Number of Risks(1) as of		Debt Service as of
	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011
	(dollars in millions)
Prime first lien	1	1	$19.7	$20.9
Alt-A first lien	19	21	83.5	97.9
Option ARM	10	12	34.0	38.5
Subprime	4	4	10.6	13.5
Closed-end second lien	4	4	13.8	23.2
HELOC(2)	6	15	10.2	326.1
Total	44	57	$171.8	$520.1
_____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2)	The decline in number of HELOC risks and debt service relates to the final payment from Bank of America for covered HELOC transactions.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

	Second Quarter		Six Months
	2012	2011	2012	2011
	(in millions)
Inclusion or removal of deals with breaches of R&W during period	$(0.1)	$—	$(0.1)	$4.2
Change in recovery assumptions as the result of additional file review and recovery success	(0.2)	—	0.1	11.2
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(9.7)	(45.6)	(11.2)	(37.1)
Results of settlements	—	0.1	—	49.9
Accretion of discount on balance	0.1	4.2	0.3	4.5
Total	$(9.9)	$(41.3)	$(10.9)	$32.7
The Company assumes that recoveries on transactions backed by HELOC and closed-end second lien loans that were not subject to the Bank of America Agreement or Deutsche Bank Agreement projected settlements will occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on transactions backed by Alt-A first lien, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions. Recoveries on second lien transactions subject to the Bank of America Agreement were paid in full by March 31, 2012.
In April 2012, Assured Guaranty entered into an agreement with Bank of America that covered 21 first lien transactions, of which 20 were insured by the Company's affiliated ceding companies, AGM and AGC, under financial guaranty policies and one was insured by AGC as a CDS transaction.  The Company reinsures 17 of the 20 financial guaranty transactions, as well as the CDS transaction.  The Bank of America Agreement covers cumulative collateral losses up to $6.6 billion on the 21 transactions.  As of June 30, 2012, Assured Guaranty's cumulative collateral losses were approximately $2.5 billion on the 20 financial guaranty transactions and $0.09 billion on the CDS transaction and it estimated that cumulative projected collateral losses will be $5.0 billion for the 20 financial guaranty transactions and $0.2 billion for the CDS transaction.  As of June 30, 2012, Bank of America had placed approximately $1.0 billion of eligible assets in trust in order to collateralize the reimbursement obligation to the affiliated ceding companies relating to the 21 transactions.  The amount of assets required to be posted may increase or decrease from time to time as determined by rating agency requirements.

On May 8, 2012, Assured Guaranty reached a settlement with Deutsche Bank, resolving claims related to certain RMBS transactions issued, underwritten or sponsored by Deutsche Bank that were insured by Assured Guaranty under financial guaranty insurance policies and to certain RMBS exposures in re-securitization transactions as to which Assured Guaranty provides credit protection through CDS. See Note 2, Business Changes, Risks, Uncertainties and Accounting Developments for more information.

Student Loan Transactions
The Company has insured or reinsured $1.5 billion net par of student loan securitizations, of which $0.8 billion was issued by private issuers and classified as asset‑backed and $0.7 billion was issued by public authorities and classified as public finance. Of these amounts, $162.6 million and $411.3 million, respectively, are rated BIG. The Company is projecting approximately $61.2 million of net expected loss to be paid in these portfolios. In general, the losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities; (ii) high interest rates on auction rate securities with respect to which the auctions have failed or (iii) lower risk-free rates used for discounting, which result in higher present value losses on transactions where losses are payable at final maturity. The largest of these losses was approximately $27.4 million and related to a transaction backed by a pool of private student loans ceded to AG Re by another monoline insurer. The guaranteed bonds were issued as auction rate securities that now bear a high rate of interest due to the downgrade of the primary insurer’s financial strength rating. Further, the underlying loan collateral has performed below expectations. Additionally, on another public student loan transaction reinsured from Ambac Assurance Corporation ("Ambac"), Ambac commuted its entire exposure during Second Quarter 2012. The Company's portion of the commutation payment was approximately $7 million which was lower than expected. The overall decrease of approximately $3.3 million in net expected loss during Second Quarter 2012 is primarily due to the decrease in risk-free rates used to discount losses as well as an increase in the projected loss severities of certain transactions.

Trust Preferred Securities Collateralized Debt Obligations

The Company has reinsured $454.0 million of net par of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs.” Of that amount, $156.5 million is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.
The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At June 30, 2012, the Company has projected expected losses to be paid for TruPS CDOs that are accounted for as financial guaranty insurance of $1.5 million. The decrease of approximately $0.6 million in net expected loss during Second Quarter 2012 was driven primarily by a modest improvement in performance, which was partially offset by lower risk-free rates used to discount losses.
“XXX” Life Insurance Transactions
The Company’s $1.9 billion net par of XXX life insurance transactions as of June 30, 2012, include $704.7 million rated BIG. The BIG “XXX” life insurance reserve securitizations are based on discrete blocks of individual life insurance business. In each such transaction, the monies raised by the sale of the bonds reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third‑party investment managers.
The BIG “XXX” life insurance transactions consist of two transactions: Ballantyne Re p.l.c and Orkney Re II p.l.c . These transactions had material amounts of their assets invested in U.S. RMBS transactions.
Based on its analysis of the information currently available, including estimates of future investment performance and projected credit impairments on the invested assets and performance of the blocks of life insurance business at June 30, 2012, the Company’s projected net expected loss to be paid is $108.3 million. The increase of $18.8 million during Second Quarter 2012 is due primarily to decreases in the risk-free rate used to discount losses and mild deterioration in the assets held by the trust, which was partially offset by the purchase of additional insured bonds for one of the transactions

Other Notable Transactions
The Company projects losses on, or is monitoring particularly closely, a number of other individual structured finance and international transactions, the most significant of which are described in the following paragraphs.

As of June 30, 2012, the Company had exposure to sovereign debt of Greece through financial guarantees of €56.8 of debt due in 2037 with a 4.5% fixed coupon and €15.1 million of inflation-linked debt due in 2057 with a 2.085% coupon. On February 24, 2012, Greece announced the terms of exchange offers and consent solicitations that requested the voluntary participation by holders of certain Greek bonds, including the insured 2037 and 2057 bonds, in an exchange that resulted in the cancellation of such bonds in exchange for a package of replacement securities with lower principal amounts, and requested the consent of holders to amendments of the bonds that could be used to impose the same terms on holders that do not voluntarily participate in the exchange. In March 2012, the exchange was imposed through collective action clauses on the Company’s exposure to the 2037 bonds. In April 2012, AGE consented to the exchange with respect to its exposure on the 2057 bonds. The exchanges have caused the Company to recognize inception to date economic loss development of $33.6 million net of salvage received in the form of such exchanged securities, as of June 30, 2012. The Company recorded $8.6 million in gains due to changes in foreign exchange rates on its Greece reserve, which was recorded in other income. AGE accelerated claims under its financial guaranty on the July payment date with respect to the 2057 bonds and intends to accelerate claims on or after the September payment date with respect to the 2037 bonds.

The Company has net exposure to Jefferson County, Alabama of $238.4 million, all of which is assumed. On November 9, 2011, Jefferson County filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Alabama (Southern Division).

•
Most of the Company’s exposure relates to $170.7 million in Jefferson County sewer revenue exposure, all of which is assumed. The sewer revenue warrants are secured by a pledge of the net revenues of the sewer system.The bankruptcy court has affirmed that the net revenues constitute a “special revenue” under Chapter 9. Therefore, the net revenues of the sewer system are not subject to an automatic stay during the pendency of Jefferson County’s bankruptcy case. BNY Mellon, as trustee, had brought a lawsuit regarding the amount of net revenues to which it is entitled. Since its bankruptcy filing, Jefferson County had been withholding estimated bankruptcy-related legal expenses and an amount representing a monthly reserve for future expenditures and depreciation and amortization from the monthly payments it had been making to the trustee from sewer revenues for debt service. On June 29, 2012 the Bankruptcy Court ruled that “Operating Expenses” as determined under the bond indenture do not include (1) a reserve for depreciation, amortization, or future expenditures, or (2) an estimate for professional fees and expenses, such that, after payment of Operating Expenses (as defined in the indenture), monies remaining in the Revenue Account created under the bond indenture must be distributed in accordance with the waterfall set forth in the indenture without withholding any monies for depreciation, amortization, reserves, or estimated expenditures that are the subject of this litigation. The court did not rule on whether actual incurred legal and professional fees constituted Operating Expenses that could be paid prior to debt service and Jefferson County filed a motion in July 2012 to clarify this point. Whether sufficient net revenues will be available for the payment of regularly scheduled debt service ultimately depends on the bankruptcy court's valuation of the sewer revenue stream.

•
The Company also has assumed exposure of $31.3 million to warrants that are payable from Jefferson County's general fund. During the past quarter Jefferson County chose not to make payment under its General Obligation bonds, so the Company has established a projected loss for these warrants as well. The Company’s remaining net exposure of $36.4 million relates to bonds issued by Jefferson County that are secured by, or payable from, certain revenues, taxes or lease payments that may have the benefit of a statutory lien or a lien on “special revenues” or other collateral.

On June 26, 2012, the City of Stockton filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code due to drains on the general fund and projected deficits. On August 9, 2012, AGM challenged the eligibility of Stockton to make such filing. The Company's net exposure to Stockton's general fund is $62.5 million, consisting of pension obligation and lease revenue bonds. As of June 30, 2012, the Company has paid $0.1 million in net claims.

As of June 30, 2012, AGM had purchased all of the Company’s net outstanding insured bonds backed by telephone directory “yellow pages” (both print and digital) in various jurisdictions with a net par of $31.6 million and guaranteed by Ambac.

The Company insures a total of $3.8 million net par of securities backed by manufactured housing loans, a total of $2.1 million rated BIG. The Company has expected loss to be paid of less than $0.1 million as of June 30, 2012 on two transactions from 2000-2001 with an aggregate net par of $2.1 million.

The Company has $15.5 million of net par exposure to The City of Harrisburg, Pennsylvania, all of which is BIG. The Company has paid $0.5 million in net claims to date, and expects a full recovery.

The Company projects that its total expected net loss from troubled U.S. public finance credits will be $45.4 million as of June 30, 2012, up from $34.5 million as of March 31, 2012. This increase was due primarily to changes in the interest and discount rates the Company uses to project cash flow related to the Jefferson County sewer revenue bonds, which was offset by the establishment of expected losses related to the decision by Jefferson County not to make payments on its General Obligation bonds and the City of Stockton's filing for protection under Chapter 9 of the U.S. Bankruptcy Code.

Recovery Litigation

RMBS Transactions

As of August 27, 2012, AGM and AGC have lawsuits pending on the U.S. RMBS transactions listed below. AGM and AGC have insured these transactions and ceded a portion of their respective exposure to the Company. In the lawsuits, AGM and AGC allege breaches of R&W both in respect of the underlying loans in the transactions and the accuracy of the information provided to them, and failure to cure or repurchase defective loans identified by AGM and AGC to such persons:

•	ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1 (a second lien transaction in which AGM has sued Deutsche Bank AG affiliates DB Structured Products, Inc. and ACE Securities Corp.);

•	Flagstar Home Equity Loan Trust, Series 2005-1 and Series 2006-2 (both second lien transactions in which AGM has sued Flagstar Bank, FSB, Flagstar Capital Markets Corporation and Flagstar ABS, LLC);

•	SACO I Trust 2005-GP1 (a second lien transaction in which AGC has sued JPMorgan Chase & Co.’s affiliate EMC Mortgage LLC, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A.);

•	Bear Stearns Asset Backed Securities I Trust 2005-AC5 and Bear Stearns Asset Backed Securities I Trust 2005-AC6 (both first lien transactions in which AGC has sued EMC Mortgage LLC); and

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GMAC RFC Home Equity Loan-Backed Notes, Series 2006-HSA3 and GMAC Home Equity Loan-Backed Notes, Series 2004-HE3 (both second lien transactions in which AGM has sued GMAC Mortgage, LLC (formerly GMAC Mortgage Corporation); Residential Asset Mortgage Products, Inc.; Ally Bank (formerly GMAC Bank); Residential Funding Company, LLC (formerly Residential Funding Corporation); Residential Capital, LLC (formerly Residential Capital Corporation); Ally Financial (formerly GMAC, LLC); and Residential Funding Mortgage Securities II, Inc.  On May 14, 2012, Residential Capital, LLC (“ResCap”) and several of its affiliates (the “Debtors”) filed for Chapter 11 protection with the U.S. Bankruptcy Court.  The automatic stay of Bankruptcy Code Section 362 (a) stays lawsuits (such as the suit brought by AGM) against the Debtors.  On May 25, 2012, ResCap filed an adversary proceeding in the United States Bankruptcy Court in the Southern District of New York against 42 defendants (including AGM) who are plaintiffs in 27 lawsuits arising from the Debtors’ issuance or sale of mortgage backed securities (the “MBS Actions”) that have asserted claims against non-debtor affiliates of ResCap.  ResCap’s adversary proceeding seeks declaratory relief or injunctive relief to extend the automatic stay to stay or enjoin the continuation of actions against the non-debtor affiliates based on the MBS Actions. On June 29, 2012, several defendants in the adversary proceeding (including AGM) and the debtors and their non-debtor affiliates filed a stipulation agreeing to extend the automatic stay to the non-debtor affiliates until October 31, 2012.

In these lawsuits, AGM and AGC seek damages, including indemnity or reimbursement for losses.
AGM also has a lawsuit in the Superior court of the State of California, County of Los Angeles, against UBS Securities LLC, as underwriter, as well as several named and unnamed control persons of IndyMac Bank, FSB and related IndyMac entities, with regard to the IndyMac IMSC Mortgage Loan Trust, Series 2007-HOA-1 U.S. RMBS a first lien transaction that it had insured, seeking damages for alleged violations of state securities laws and breach of contract, among other claims. On August 9, 2012, AGM filed a complaint against OneWest Bank, FSB, the servicer under that transaction and under the Home Equity Mortgage Loan Asset-Backed Notes, Series 2007-H1 second lien RMBS transaction, seeking damages, specific performance and declaratory relief in connection with OneWest failing to service the mortgage loans underlying such transactions properly.
In October 2011, AGM and AGC brought an action in the Supreme Court of the State of New York against DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”) with regard to six first lien U.S. RMBS transactions insured by them:

•	CSAB Mortgage‑Backed Pass Through Certificates, Series 2006-2 (AGM insured);

•	CSAB Mortgage‑Backed Pass Through Certificates, Series 2006-3 (AGM insured);

•	CSAB Mortgage‑Backed Pass Through Certificates, Series 2006-4 (AGM insured);

•	CMSC Mortgage‑Backed Pass Through Certificates, Series 2007-3 (AGM insured);

•	CSAB Mortgage‑Backed Pass Through Certificates, Series 2007-1 (AGC insured); and

•	TBW Mortgage‑Backed Pass Through Certificates, Series 2007-2 (AGC insured).

The complaint alleges breaches of R&W by DLJ in respect of the underlying loans in the transactions, breaches of contract by DLJ and Credit Suisse in procuring falsely inflated shadow ratings (a condition to the issuance by AGC and AGM of its policies) by providing false and misleading information to the rating agencies, and failure by DLJ to cure or repurchase defective loans identified by AGM and AGC.

In February 2012, AGM filed a complaint in the Supreme Court of the State of New York against UBS Real Estate Securities Inc. with respect to three first lien U.S. RMBS transactions it had insured:

•	MASTR Adjustable Rate Mortgages Trust 2006-OA2;

•	MASTR Adjustable Rate Mortgages Trust 2007-1; and

•	MASTR Adjustable Rate Mortgages Trust 2007-3.

The complaint alleges breaches of R&W by UBS Real Estate in respect of the underlying loans in the transactions, breaches of UBS Real Estate’s repurchase obligations with respect to the defective loans identified by AGM, and breaches of contract by UBS Real Estate in procuring falsely inflated shadow ratings (a condition to the issuance by AGM of its policies) by providing false and misleading information to the rating agencies concerning the underlying loans in the transactions.

“XXX” Life Insurance Transactions

In December 2008, Assured Guaranty (UK) Ltd. (“AGUK”), an affiliated company, filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.
Public Finance Transactions
In June 2010, AGM sued JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc. (together, “JPMorgan”), the underwriter of debt issued by Jefferson County, in the Supreme Court of the State of New York alleging that JPMorgan induced AGM to issue its insurance policies in respect of such debt through material and fraudulent misrepresentations and omissions, including concealing that it had secured its position as underwriter and swap provider through bribes to Jefferson County commissioners and others. In December 2010, the court denied JPMorgan’s motion to dismiss. AGM has filed a motion with the Jefferson County bankruptcy court to confirm that continued prosecution of the lawsuit against JPMorgan will not violate the automatic stay applicable to Jefferson County notwithstanding JPMorgan’s interpleading of Jefferson County into the lawsuit. AGM is continuing its risk remediation efforts for this exposure.
In September 2010, AGM, together with TD Bank, National Association and Manufacturers and Traders Trust Company, as trustees, filed a complaint in the Court of Common Pleas of Dauphin County, Pennsylvania against The Harrisburg Authority, The City of Harrisburg, Pennsylvania, and the Treasurer of the City in connection with certain Resource Recovery Facility bonds and notes issued by The Harrisburg Authority, alleging, among other claims, breach of contract by both The Harrisburg Authority and The City of Harrisburg, and seeking remedies including an order of mandamus compelling the City to satisfy its obligations on the defaulted bonds and notes and the appointment of a receiver for The Harrisburg Authority. Acting on its own, the City Council of Harrisburg filed a purported bankruptcy petition for the City in October 2011, which petition and a subsequent appeal were dismissed by the bankruptcy judge in November 2011. The City Council has appealed the dismissal of the appeal. As a result of the dismissal,the actions brought by AGM and the trustees against The City of Harrisburg and The Harrisburg Authority are no longer stayed. A receiver for The City of Harrisburg (the “City Receiver”) was appointed by the Commonwealth Court of Pennsylvania in December 2011. The City Receiver filed a motion to intervene in the mandamus action and action for the appointment of a receiver for the resource recovery facility. In March 2012, the Court of Common Pleas of Dauphin County, Pennsylvania issued an order granting the motion for the appointment of a receiver for the resource recovery facility, which order has been appealed by The Harrisburg Authority.
Net Loss Summary
The following table provides information on loss and LAE reserves net of reinsurance and salvage and subrogation recoverable on the consolidated balance sheets.
Loss and LAE Reserve (Recovery)
Net of Reinsurance and Salvage and Subrogation Recoverable

	As of June 30, 2012			As of December 31, 2011
	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$0.8	$—	$0.8	$0.5	$—	$0.5
Alt-A first lien	8.3	—	8.3	9.7	0.6	9.1
Option ARM	9.7	5.8	3.9	9.2	6.1	3.1
Subprime	7.1	0.4	6.7	7.2	—	7.2
Total first lien	25.9	6.2	19.7	26.6	6.7	19.9
Second lien:
Closed-end second lien	4.6	0.6	4.0	4.0	10.7	(6.7)
HELOC	25.5	7.6	17.9	29.8	7.4	22.4
Total second lien	30.1	8.2	21.9	33.8	18.1	15.7
Total U.S. RMBS	56.0	14.4	41.6	60.4	24.8	35.6
TruPS	1.1	—	1.1	2.8	—	2.8
Other structured finance	146.8	—	146.8	138.1	—	138.1
U.S. public finance	46.5	10.8	35.7	6.8	—	6.8
Non-U.S. public finance	95.5	—	95.5	31.3	10.2	21.1
Total financial guaranty	345.9	25.2	320.7	239.4	35.0	204.4
Other	1.9	6.0	(4.1)	1.9	—	1.9
Total(1)	$347.8	$31.2	$316.6	$241.3	$35.0	$206.3
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(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the loss and LAE reserve and salvage and subrogation components on the consolidated balance sheet to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.
Components of Net Reserves (Salvage)

	As of June 30, 2012	As of December 31, 2011
	(in millions)
Loss and LAE reserve	$348.1	$241.6
Reinsurance recoverable on unpaid losses	(0.3)	(0.3)
Subtotal	347.8	241.3
Salvage and subrogation recoverable	(31.2)	(35.0)
Total	316.6	206.3
Less: other	(4.1)	1.9
Financial guaranty net reserves (salvage)	$320.7	$204.4
The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for financial guaranty insurance contracts. Amounts presented are net of reinsurance and net of the benefit for recoveries from breaches of R&W.
Loss and LAE Reported
on the Consolidated Statements of Operations

	Second Quarter		Six Months
	2012	2011	2012	2011
	(in millions)
Financial Guaranty:
U.S. RMBS:
First lien:
Prime first lien	$0.1	$0.3	$0.2	$0.1
Alt-A first lien	0.2	0.7	(1.1)	(0.8)
Option ARM	2.9	1.1	4.4	(4.6)
Subprime	(0.4)	(0.5)	(0.3)	(2.0)
Total first lien	2.8	1.6	3.2	(7.3)
Second lien:
Closed end second lien	0.9	(1.3)	0.7	(3.3)
HELOC	2.0	8.4	6.2	15.8
Total second lien	2.9	7.1	6.9	12.5
Total U.S. RMBS	5.7	8.7	10.1	5.2
TruPS	(1.5)	0.9	(1.5)	0.9
Other structured finance	28.8	5.0	19.7	14.8
U.S. public finance	18.2	1.7	62.0	(9.3)
Non-U.S. public finance	(4.1)	0.3	(4.1)	0.3
Total financial guaranty	47.1	16.6	86.2	11.9
Other	(6.0)	—	(6.0)	—
Total loss and LAE	$41.1	$16.6	$80.2	$11.9

The following table provides information on financial guaranty insurance and reinsurance contracts categorized as BIG.
Financial Guaranty Insurance BIG Transaction Loss Summary
June 30, 2012

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	89	51	97	237
Remaining weighted-average contract period (in years)	13.8	23.1	15.1	15.9
Outstanding exposure:
Principal	$1,826.1	$677.2	$1,577.3	$4,080.6
Interest	1,174.8	842.7	495.4	2,512.9
Total	$3,000.9	$1,519.9	$2,072.7	$6,593.5
Expected cash outflows(inflows)	$247.0	$281.9	$497.6	$1,026.5
Potential recoveries(2)	(244.7)	(26.9)	(257.0)	(528.6)
Subtotal	2.3	255.0	240.6	497.9
Discount	2.8	(65.4)	(82.2)	(144.8)
Present value of expected cash flows	$5.1	$189.6	$158.4	$353.1
Unearned premium reserve	$27.4	$17.0	$48.9	$93.3
Reserves (salvage) (3)	$(2.6)	$175.4	$147.9	$320.7

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2011

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	96	52	90	238
Remaining weighted‑average contract period (in years)	14.0	23.6	16.2	16.5
Outstanding exposure:
Principal	$1,831.4	$707.4	$1,744.8	$4,283.6
Interest	1,179.5	890.8	689.7	2,760.0
Total	$3,010.9	$1,598.2	$2,434.5	$7,043.6
Expected cash outflows(inflows)	$251.8	$164.5	$325.1	$741.4
Potential recoveries(2)	(251.1)	(21.2)	(94.2)	(366.5)
Subtotal	0.7	143.3	230.9	374.9
Discount	2.4	(54.3)	(89.0)	(140.9)
Present value of expected cash flows	$3.1	$89.0	$141.9	$234.0
Unearned premium reserve	$30.6	$13.5	$59.2	$103.3
Reserves (salvage) (3)	$(1.0)	$77.9	$127.5	$204.4
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(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2)	Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(3)	See table “Components of net reserves (salvage).”

5.	Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market‑based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third‑party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, constraints on liquidity and unobservable parameters. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Second Quarter 2012, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. All three levels require the use of observable market data when available.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the beginning of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine, based on the definitions provided, whether a transfer is necessary. During the periods presented, there were no transfers between Level 1 and Level 2 and no transfers in or out of Level 3.

Measured and Carried at Fair Value

Fixed Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing applications, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation, listed in the approximate order of priority include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur. The vast majority of fixed maturities are classified as Level 2.
Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.
Prices determined based upon model processes where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At June 30, 2012, the Company used model processes to price four fixed maturity securities, which was 1% or $21.5 million of the Company’s fixed income securities and short-term investments at fair value. Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); house price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities.  Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.
Financial Guaranty Contracts Accounted for as Credit Derivatives
The Company’s credit derivatives consist primarily of assumed CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The focus of the discussion below is on the Company’s assumed business from the affiliated ceding companies. Approximately 1.1% of credit derivative net par outstanding relates to assumed business from third party reinsurers. The affiliated ceding companies do not enter into CDS with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions.
The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts.
Due to the lack of quoted prices for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the fair value of the contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts assumed by the Company. Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the affiliated ceding companies to exit their contracts. Management has determined that the exit market for its credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most significantly the estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.
The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining net premiums the Company expects to receive or pay for the credit protection under the contract and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay the Company for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include premiums to be received or paid under the terms of the contract. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity also affects valuations of the underlying obligations. Market conditions at June 30, 2012 were such that market prices of the Company’s CDS contracts were not available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs as described under “Assumptions and Inputs” below. These models are primarily developed internally based on market conventions for similar transactions.
Valuation models include management estimates and current market information. Management is also required to make assumptions of how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.
Assumptions and Inputs
Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies. The majority of the assumed CDS are from AGC, whose credit standing is a proxy for AG Re. Therefore the Company does not make any adjustments to the fair value determined by the affiliated ceding companies.

•
How gross spread is calculated: Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as the London Interbank Offered Rate ("LIBOR"). Such pricing is well established by historical financial guaranty fees relative to the credit spread on risks assumed as observed and executed in competitive markets, including in financial guaranty reinsurance and secondary market transactions.

•	How gross spread is allocated: Gross spread on a financial guaranty contract accounted for as CDS is allocated among:

1.	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

2.	premiums paid to the affiliated ceding company for the credit protection provided (“net spread”); and,

3.	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the affiliated ceding Companies (“hedge cost”).

•	The weighted average life which is based on expected remaining contractual cash flows and debt service schedules, which are readily observable inputs since they are based on the CDS contractual terms.

•	The rates used to discount future expected losses.

The expected future premium cash flows for the Company's credit derivatives were discounted at rates ranging from 0.25% to 2.46% at June 30, 2012. and 0.43% to 2.70% at December 31, 2011.
Gross spread is used to ultimately determine the net spread a comparable financial guarantor would charge the affiliated ceding company to transfer its risk at the reporting date.

The affiliated ceding companies obtain gross spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the affiliated ceding companies’ transactions) as well as collateral‑ specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross‑referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third‑party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spreads reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, the Company either interpolates or extrapolates CDS spreads based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market‑based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.
Information by Credit Spread Type

	As of June 30, 2012	As of December 31, 2011
Based on actual collateral specific spreads	10%	10%
Based on market indices	70%	74%
Provided by the CDS counterparty	20%	16%
Total	100%	100%

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the affiliated ceding companies’ spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross‑ referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.
The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its deals. The affiliated ceding companies’ own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC or AGM. For credit spreads on the affiliated ceding companies’ name the affiliated ceding companies obtain the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGC or AGM affects the amount of spread on CDS deals that the affiliated ceding companies retain and, hence, their fair value. As the cost to acquire CDS protection referencing AGC or AGM increases, the amount of premium the affiliated ceding companies retain on a deal generally decreases. As the cost to acquire CDS protection referencing AGC or AGM decreases, the amount of premium the affiliated ceding companies retain on a deal generally increases. In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company's own credit spreads, approximately 63% of our CDS contracts are fair valued using the minimum premium. The affiliated ceding companies corroborate the assumptions in its fair value model, including the portion of exposure to AGC and AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s and AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC and AGM. This reduces the amount of contractual cash flows AGC and AGM can capture as premium for selling its protection.
The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the Company’s contracts’ contractual terms typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor’s own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.
A credit derivative asset on protection sold is the result of contractual cash flows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the current reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract.The affiliated ceding companies determine the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.
Example
Following is an example of how changes in gross spreads, the affiliated ceding companies’ own credit spread and the cost to buy protection on the affiliated ceding companies affect the amount of premium the affiliated ceding companies can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The premium received per annum (in bps)	40	22	10	2
In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the affiliated ceding company received premium of 40 basis points, or 22% of the gross spread.
In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the affiliated ceding company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge the affiliated ceding company’s name, the amount of profit the bank would expect to receive, and the premium the affiliated ceding company would expect to receive decline significantly.
In this example, the contractual cash flows (the affiliated ceding company premium received per annum above) exceed the amount a market participant would require the affiliated ceding company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract.
Strengths and Weaknesses of Model
The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.
The primary strengths of the CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market‑driven inputs whenever they are available. The key inputs to the model are market‑based spreads for the collateral, and the credit rating of referenced entities. These are viewed to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market‑based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the exit market is a hypothetical one based on the entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At June 30, 2012 and December 31, 2011, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms of the derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

As of June 30, 2012 these contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company’s estimate of the value of non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

Not Carried at Fair Value
Financial Guaranty Insurance Contracts
The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.
Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, which approximate fair value.

Loan Receivable from Affiliate
The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period.

Financial Instruments Carried at Fair Value
Amounts recorded at fair value in the Company’s financial statements are included in the tables below.
Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of June 30, 2012

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$274.0	$—	$274.0	$—
Obligations of state and political subdivisions	141.5	—	141.5	—
Corporate securities	607.5	—	607.5	—
Mortgage‑backed securities:
RMBS	915.4	—	913.1	2.3
Commercial mortgage-backed security (“CMBS”)	303.5	—	303.5	—
Asset‑backed securities	88.0	—	68.8	19.2
Foreign government securities	10.4	—	10.4	—
Total fixed maturity securities	2,340.3	—	2,318.8	21.5
Short-term investments	84.9	5.1	79.8	—
Credit derivative assets	63.3	—	—	63.3
Total assets carried at fair value	$2,488.5	$5.1	$2,398.6	$84.8
Liabilities:
Credit derivative liabilities	$420.6	$—	$—	$420.6
Total liabilities carried at fair value	$420.6	$—	$—	$420.6

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2011

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$328.5	$—	$328.5	$—
Obligations of state and political subdivisions	130.0	—	130.0	—
Corporate securities	624.0	—	624.0	—
Mortgage‑backed securities:
RMBS	944.6	—	941.0	3.6
CMBS	308.2	—	308.2	—
Asset‑backed securities	105.0	—	87.5	17.5
Foreign government securities	2.3	—	2.3	—
Total fixed maturity securities	2,442.6	—	2,421.5	21.1
Short-term investments	75.9	6.6	69.3	—
Credit derivative assets	76.8	—	—	76.8
Total assets carried at fair value	$2,595.3	$6.6	$2,490.8	$97.9
Liabilities:
Credit derivative liabilities	$337.2	$—	$—	$337.2
Total liabilities carried at fair value	$337.2	$—	$—	$337.2

Changes in Level 3 Fair Value Measurements
The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during Second Quarter and Six Months 2012 and 2011.
Fair Value Level 3 Rollforward
Recurring Basis

	Second Quarter 2012
	Fixed Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of March 31, 2012	$2.9		$20.8		$(393.1)
Total pretax realized and unrealized gains/(losses) recorded in(1)
Net income (loss)	0.3	(2)	0.4	(2)	30.5	(4)
Other comprehensive income (loss)	(0.4)		(6.3)		—
Purchases	0.3		4.5		—
Settlements	(0.8)		(0.2)		5.3
Fair value as of June 30, 2012	$2.3		$19.2		$(357.3)
Change in unrealized gains/(losses) related to financial instruments held as of June 30, 2012	$(0.4)		$(6.3)		$35.6

	Second Quarter 2011
	Fixed Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of March 31, 2011	$7.9		$31.4		$(417.4)
Total pretax realized and unrealized gains/(losses) recorded in(1)
Net income (loss)	1.5	(2)	0.1	(2)	(21.1)	(4)
Other comprehensive income (loss)	(2.6)		(5.9)		—
Settlements	(0.9)		—		1.8
Fair value as of June 30, 2011	$5.9		$25.6		$(436.7)
Change in unrealized gains/(losses) related to financial instruments held as of June 30, 2011	$(2.6)		$(5.9)		$(9.2)

	Six Months 2012
	Fixed Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2011	$3.6		$17.5		$(260.4)
Total pretax realized and unrealized gains/(losses) recorded in(1)
Net income (loss)	0.8	(2)	1.1	(2)	(105.6)	(4)
Other comprehensive income (loss)	(1.2)		(3.6)		—
Purchases	0.3		4.5		—
Settlements	(1.2)		(0.3)		8.7
Fair value as of June 30, 2012	$2.3		$19.2		$(357.3)
Change in unrealized gains/(losses) related to financial instruments held as of June 30, 2012	$(1.2)		$(3.6)		$(96.5)

	Six Months 2011
	Fixed Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2010	$4.3		$33.3		$(342.9)
Total pretax realized and unrealized gains/(losses) recorded in(1)
Net income (loss)	3.5	(2)	0.2	(2)	(92.3)	(4)
Other comprehensive income (loss)	0.9		(7.9)		—
Settlements	(2.8)		—		(1.5)
Fair value as of June 30, 2011	$5.9		$25.6		$(436.7)
Change in unrealized gains/(losses) related to financial instruments held as of June 30, 2011	$0.9		$(7.9)		$(84.4)
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(4)	Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures
Quantitative Information About Level 3 Fair Value Inputs

Financial Instrument Description	Fair Value as of June 30, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
RMBS	$2.3	Discounted	CPR	1.0%	-	7.4%
		cash flow	CDR	4.3%	-	12.1%
			Severity	48.9%	-	90.1%
			Yield	6.7%	-	13.9%

Asset-backed securities	19.2	Discounted	Yield	15.0%
		cash flow	Discount on asset cash flows	50.0%
Liabilities:
Credit derivative liabilities, net	(357.3)	Discounted	Year 1 loss estimates	0.0%	-	69.0%
		cash flow	Hedge cost (in bps)	157.3 bps	-	904.0 bps
			Bank profit (in bps)	4.0 bps	-	1,287.0 bps
			Internal floor (in bps)	7.0 bps	-	30.0 bps
			Internal credit rating	AAA	-	BIG

The carrying amount and estimated fair value of financial instruments are presented in the following table.
Fair Value of Financial Instruments

	As of June 30, 2012		As of December 31, 2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$2,340.3	$2,340.3	$2,442.6	$2,442.6
Short-term investments	84.9	84.9	75.9	75.9
Loan receivable from affiliate	90.0	90.1	—	—
Credit derivative assets	63.3	63.3	76.8	76.8
Other assets	22.3	22.3	15.2	15.2
Liabilities:
Financial guaranty insurance contracts(1)	1,286.0	1,503.5	1,190.2	1,221.0
Credit derivative liabilities	420.6	420.6	337.2	337.2
Other liabilities	13.4	13.4	—	—
____________________

(1)	Carrying amount includes the balance sheet amounts related to financial guaranty insurance contract premiums and losses, net of reinsurance.

6.	Financial Guaranty Contracts Accounted for as Credit Derivatives
The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). Until the Company's affiliated ceding companies ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the decision not to sell new credit protection through CDS in the foreseeable future.
Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the control rights with respect to a reference obligation under a credit derivative may be more limited than when AGM or AGC issue a financial guaranty insurance contract. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the affiliated ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company or the affiliated ceding company may be required to make a termination payment to its swap counterparty upon such termination. Neither the Company nor the affiliated ceding company may unilaterally terminate a CDS contract; however, the affiliated ceding company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector
The estimated remaining weighted average life of credit derivatives was 6.8 years at June 30, 2012 and 7.1 years at December 31, 2011. The components of the Company’s credit derivative net par outstanding are presented below.
Credit Derivatives Net Par Outstanding

	As of June 30, 2012		As of December 31, 2011
	Net Par Outstanding(1)	Weighted Average Credit Rating	Net Par Outstanding(1)	Weighted Average Credit Rating
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations:
Collateralized loan obligations (“CLOs”)/ Collateralized bond obligations (“CBOs”)	$3,401	AAA	$3,583	AAA
Synthetic investment grade pooled corporate	285	AAA	343	AAA
Trust preferred securities	1,003	BB	1,046	BB
Market value CDOs of corporate obligations	606	AAA	749	AAA
Total pooled corporate obligations	5,295	AA+	5,721	AA+
U.S. RMBS:
Alt-A Option ARMs and Alt-A First Lien	861	B+	946	BB-
Subprime First lien	782	AA-	826	A+
Prime first lien	61	B	66	B
Closed end second lien and HELOCs	3	A	4	A
Total U.S. RMBS	1,707	BBB	1,842	BBB
Commercial mortgage‑backed securities	801	AAA	833	AAA
Other	3,373	A	3,427	A
Assumed from affiliates	11,176	AA-	11,823	AA-
Assumed from third parties	126	A+	207	AA+
Total	$11,302	AA-	$12,030	AA-
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.
Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.
The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers, while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.4 billion of exposure to three pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels at origination. The remaining $2.0 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.
Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of June 30, 2012		As of December 31, 2011
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
Super Senior	$1,903	16.8%	$2,104	17.5%
AAA	3,895	34.5	4,108	34.1
AA	950	8.4	1,107	9.2
A	1,876	16.6	1,860	15.5
BBB	1,129	10.0	1,187	9.9
BIG	1,549	13.7	1,664	13.8
Total credit derivative net par outstanding	$11,302	100.0%	$12,030	100.0%

Credit Derivative
U.S. Residential Mortgage‑Backed Securities

	As of June 30, 2012		Net Change in Unrealized Gain (Loss)
Vintage	Net Par Outstanding (in millions)	Weighted Average Credit Rating	Second Quarter 2012	Six Months 2012
			(in millions)
2004 and Prior	$36	BBB	$—	$—
2005	476	AA+	2.2	(1.9)
2006	352	A	3.7	(3.6)
2007	843	B	36.6	(78.8)
Total	$1,707	BBB	$42.5	$(84.3)

Credit Derivative
Commercial Mortgage‑Backed Securities

	As of June 30, 2012		Net Change in Unrealized Gain (Loss)
Vintage	Net Par Outstanding (in millions)	Weighted Average Credit Rating(1)	Second Quarter 2012	Six Months 2012
			(in millions)
2004 and Prior	$—		$—	$—
2005	167	AAA	—	0.1
2006	421	AAA	—	—
2007	213	AAA	—	—
Total	$801	AAA	$—	$0.1

Net Change in Fair Value of Credit Derivatives
Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Second Quarter		Six Months
	2012	2011	2012	2011
	(in millions)
Net credit derivative premiums received and receivable	$4.8	$5.6	$10.2	$13.7
Net ceding commissions (paid and payable) received and receivable	(1.4)	(1.7)	(3.1)	(3.7)
Realized gains on credit derivatives	3.4	3.9	7.1	10.0
Terminations	(0.5)	(5.1)	(0.5)	(5.1)
Net credit derivative losses (paid and payable) recovered and recoverable	(8.0)	(5.2)	(15.7)	(7.6)
Total realized gains (losses) and other settlements on credit derivatives	(5.1)	(6.4)	(9.1)	(2.7)
Net unrealized gains (losses) on credit derivatives	35.6	(14.7)	(96.5)	(89.6)
Net change in fair value of credit derivatives	$30.5	$(21.1)	$(105.6)	$(92.3)
The increase in paid losses was due primarily to claims paid on an insured film securitization and higher losses on Alt-A transactions in 2012.
Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, credit ratings of the referenced entities, realized gains (losses) and other settlements, and the issuing company’s own credit rating, credit spreads, and other market factors. Except for net estimated credit impairments (i.e., net expected payments), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives
By Sector

	Second Quarter		Six Months
	2012	2011	2012	2011
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations:
CLOs/CBOs	$0.1	$1.2	$1.5	$1.3
Trust preferred securities	2.9	(4.2)	(0.3)	(8.9)
Total pooled corporate obligations	3.0	(3.0)	1.2	(7.6)
U.S. RMBS:
Option ARM and Alt-A first lien	36.4	1.7	(76.8)	(64.5)
Prime first lien	4.8	(1.7)	(7.6)	(1.8)
Subprime first lien	1.3	(8.9)	0.1	(11.6)
Total U.S. RMBS	42.5	(8.9)	(84.3)	(77.9)
Commercial mortgage‑backed securities	—	2.2	0.1	2.4
Other	(9.9)	(5.1)	(13.5)	(6.6)
Assumed from affiliates	35.6	(14.8)	(96.5)	(89.7)
Assumed from third parties	—	0.1	—	0.1
Total	$35.6	$(14.7)	$(96.5)	$(89.6)

In Second Quarter 2012, unrealized fair value gains were generated primarily by U.S. RMBS due to tighter implied net spreads. The tighter implied net spreads were primarily a result of the increased cost to buy protection in AGC's name (which is a proxy for the Company's credit) as the market cost of AGC's credit protection increased. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, increased the implied spreads that the Company would expect to receive on these transactions decreased.
During Six Months 2012, the cost to buy protection on AGC's name declined. This led to unrealized fair value losses in U.S. RMBS due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC's name (which is a proxy for the Company's credit) as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased.
In Second Quarter 2011 U.S RMBS unrealized fair value losses were generated primarily in the prime first lien and Subprime RMBS sectors due to wider implied net spreads. During Six Months 2011, U.S. RMBS unrealized fair value losses were generated primarily in the Option ARM, Alt-A first lien, and Subprime RMBS sectors due to wider implied net spreads. For both time periods, the wider implied net spreads were a result of price deterioration as well as the decreased cost to buy protection in AGC's name (which is a proxy for the Company's credit) as the market cost of AGC's credit protection declined. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC declined the implied spreads that the Company would expect to receive on these transactions increased. In Second Quarter 2011, the unrealized fair value gains in the Option ARM and Alt-A first lien sectors, were a result of an increase in fair value attributable to R&W benefits on several Alt-A first lien and Option ARM credit derivative transactions, as a result of a settlement with a CDS counterparty.
The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on AGC at each balance sheet date.

Five Year AGC’s Credit Spread

	As of June 30, 2012	As of March 31, 2012	As of December 31, 2011
Quoted price of CDS contract on AGC (in basis points):	904	743	1,140

Components of Credit Derivative Assets (Liabilities)

	As of June 30, 2012	As of December 31, 2011
	(in millions)
Credit derivative assets	$63.3	$76.8
Credit derivative liabilities	(420.6)	(337.2)
Net fair value of credit derivatives	$(357.3)	$(260.4)

	As of June 30, 2012	As of December 31, 2011
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(1,202.2)	$(1,089.2)
Effect of AGC credit spread	844.9	828.8
Net fair value of credit derivatives	$(357.3)	$(260.4)

The fair value of CDS contracts at June 30, 2012 before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are recent vintages of subprime RMBS and Alt-A first lien deals, as well as trust‑preferred securities. When looking at June 30, 2012 compared with December 31, 2011, there was a widening of spreads primarily relating to the Alt-A first lien and subprime RMBS transactions as well as the Company’s trust-preferred securities. This widening of spreads resulted in a loss of approximately $113.0 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spread is due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, Trust‑Preferred CDO, and CLO markets as well as continuing market concerns over the most recent vintages of subprime RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries for contracts accounted for as derivatives.
Net Fair Value and Expected Losses of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), Net		Present Value of Expected Claim (Payments) Recoveries(1)
Asset Type	As of June 30, 2012	As of December 31, 2011	As of June 30, 2012	As of December 31, 2011
	(in millions)
Pooled corporate obligations:
CLOs/Collateralized bond obligations	$0.3	$(1.2)	$—	$—
Synthetic investment grade pooled corporate	0.1	(0.2)	—	—
Synthetic high-yield pooled corporate	—	0.3	—	—
TruPS CDOs	(6.4)	(6.4)	(8.3)	(9.8)
Market value CDOs of corporate obligations	0.1	0.2	—	—
Total pooled corporate obligations	(5.9)	(7.3)	(8.3)	(9.8)
U.S. RMBS:
Option ARM and Alt-A first lien	(225.3)	(155.4)	(23.6)	(35.8)
Prime first lien	(13.9)	(6.4)	—	—
Subprime first lien	(1.1)	(1.2)	(11.0)	(10.5)
Total U.S. RMBS	(240.3)	(163.0)	(34.6)	(46.3)
CMBS	(0.8)	(1.0)	—	—
Other	(110.3)	(89.1)	(15.4)	(16.3)
Total	$(357.3)	$(260.4)	$(58.3)	$(72.4)
____________________

(1)
Represents amount in excess of the present value of future installment fees to be received of $12.3 million as of June 30, 2012 and $9.7 million as of December 31, 2011. Includes R&W on credit derivatives of $55.2 million as of June 30, 2012 and $50.3 million as of December 31, 2011.

Ratings Sensitivities of Credit Derivative Contracts
Some of the Company’s CDS have rating triggers that allow certain CDS counterparties to terminate in the case of downgrades. If certain of the credit derivative contracts were terminated, either (i) the Company could be required to make a termination payment on its own CDS, as determined under the relevant documentation or (ii) the Company, as reinsurer, could be required to make a termination payment on behalf of its affiliated ceding company if such ceding company fails to make a required termination payment under its CDS. As of June 30, 2012, if AGRO’s ratings were downgraded to BBB- or Baa3, one of its CDS counterparties could terminate an ISDA master agreement governing approximately $0.7 million of par insured. As of June 30, 2012, if AGC’s financial strength ratings were downgraded to BBB- or Baa3, $22.4 million in par reinsured by the Company could be terminated by one counterparty; and if AGC’s ratings were downgraded to BB+ or Ba1, an additional approximately $419.1 million in par reinsured by the Company could be terminated by two other counterparties.
Under AGRO's CDS contracts, it may be required to post eligible securities as collateral—generally cash or U.S. government or agency securities.For CDS contracts with two counterparties, this requirement is based on fair value assessments, as determined under the relevant documentation, in excess of contractual thresholds that decline or are eliminated if AGRO's ratings decline. As of June 30, 2012, AGRO had posted approximately $0.5 million of collateral in respect of approximately $16.1 million of par insured. AGRO may be required to post additional collateral from time to time, depending on its ratings and on the market values of the transactions subject to collateral posting.
Sensitivity to Changes in Credit Spread
The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread

	As of June 30, 2012
Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(757.7)	$(400.4)
50% widening in spreads	(557.5)	(200.2)
25% widening in spreads	(457.3)	(100.0)
10% widening in spreads	(397.2)	(39.9)
Base Scenario	(357.3)	—
10% narrowing in spreads	(320.8)	36.5
25% narrowing in spreads	(266.3)	91.0
50% narrowing in spreads	(176.9)	180.4
____________________
(1)    Includes the effects of spreads on both the underlying asset classes and AGC’s credit spread.

7. Investments
Accounting Policy
Investment Portfolio
Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Net investment income decreased due to lower reinvestment yields, lower overall invested asset balance and reduced income on loss mitigation bonds. Accrued investment income on fixed maturity and short-term investments was $14.2 million and $15.2 million as of June 30, 2012 and December 31, 2011, respectively.
Net Investment Income

	Second Quarter		Six Months
	2012	2011	2012	2011
	(in millions)
Income from fixed maturity securities	$22.0	$24.9	$44.9	$49.3
Income from short-term investments	—	—	—	0.1
Interest income from loan receivable from affiliate	0.3	—	0.3	—
Gross investment income	22.3	24.9	45.2	49.4
Investment expenses	(0.5)	(0.5)	(1.1)	(1.0)
Net investment income	$21.8	$24.4	$44.1	$48.4

Net Realized Investment Gains (Losses)

	Second Quarter		Six Months
	2012	2011	2012	2011
	(in millions)
Realized gains on investment portfolio	$5.6	$0.4	$7.6	$2.0
Realized losses on investment portfolio	(0.1)	(1.2)	(0.2)	(1.5)
Other-than-temporary impairment (“OTTI”):
Intent to sell	—	(0.3)	(0.3)	(0.8)
Credit component of OTTI securities	—	—	—	—
OTTI	—	(0.3)	(0.3)	(0.8)
Net realized investment gains (losses)	$5.5	$(1.1)	$7.1	$(0.3)

The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses in the Investment Portfolio

	Second Quarter		Six Months
	2012	2011	2012	2011
	(in millions)
Balance, beginning of period	$12.0	$18.4	$12.0	$18.4
Additions for credit losses on securities for which an OTTI was not previously recognized	0.1	—	0.1	—
Reductions for securities sold during the period	—	(5.0)	—	(5.0)
Balance, end of period	$12.1	$13.4	$12.1	$13.4

Fixed Maturity Securities and Short Term Investments
by Security Type

	As of June 30, 2012
Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain(2) (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	11%	$240.0	$34.0	$—	$274.0	$—	AA+
Obligations of state and political subdivisions	5	121.1	20.4	—	141.5	0.4	AA
Corporate securities	25	565.2	42.4	(0.1)	607.5	0.1	A+
Mortgage‑backed securities(4):
RMBS	38	866.7	49.2	(0.5)	915.4	0.7	AA+
CMBS	13	284.1	19.4	—	303.5	3.1	AAA
Asset‑backed securities	4	102.0	3.6	(17.6)	88.0	(1.8)	A+
Foreign government securities	0	10.1	0.3	—	10.4	—	AA-
Total fixed maturity securities	96	2,189.2	169.3	(18.2)	2,340.3	2.5	AA
Short-term investments	4	84.9	—	—	84.9	—	AAA
Total investment portfolio	100%	$2,274.1	$169.3	$(18.2)	$2,425.2	$2.5	AA

	As of December 31, 2011
Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain(2) (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	12%	$292.8	$35.8	$(0.1)	$328.5	$—	AA+
Obligations of state and political subdivisions	5	114.0	16.0	—	130.0	0.3	AA
Corporate securities	25	592.3	33.4	(1.7)	624.0	(0.2)	A+
Mortgage‑backed securities(4):
RMBS	38	900.0	46.2	(1.6)	944.6	2.0	AA+
CMBS	12	292.7	15.5	—	308.2	2.7	AAA
Asset‑backed securities	5	115.5	3.7	(14.2)	105.0	—	AA-
Foreign government securities	0	2.1	0.2	—	2.3	—	AA-
Total fixed maturity securities	97	2,309.4	150.8	(17.6)	2,442.6	4.8	AA
Short-term investments	3	75.9	—	—	75.9	—	AAA
Total investment portfolio	100%	$2,385.3	$150.8	$(17.6)	$2,518.5	$4.8	AA
____________________

(1)	Based on amortized cost.

(2)	Accumulated Other Comprehensive Income ("AOCI").

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 73% of mortgage backed securities as of June 30, 2012 and 73% as of December 31, 2011 based on fair value.
The Company continues to receive sufficient information to value its investments and has not had to modify its valuation approach due to the current market conditions. As of June 30, 2012, amounts, net of tax, in AOCI included a net unrealized gain of $2.4 million for securities for which the Company had recognized OTTI and a net unrealized gain of $142.3 million for securities for which the Company had not recognized OTTI. As of December 31, 2011, amounts, net of tax, in AOCI included an unrealized gain of $4.7 million for securities for which the Company had recognized OTTI and a net unrealized gain of $122.5 million for securities for which the Company had not recognized OTTI.
The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.
Fixed Maturity Securities
Gross Unrealized Loss by Length of Time

	As of June 30, 2012
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$—	$—	$—	$—	$—	$—
Obligations of state and political subdivisions	10.1	—	—	—	10.1	—
Corporate securities	14.9	(0.1)	—	—	14.9	(0.1)
Mortgage‑backed securities
RMBS	54.6	(0.5)	—	—	54.6	(0.5)
CMBS	1.4	—	—	—	1.4	—
Asset‑backed securities	2.7	(1.7)	16.5	(15.9)	19.2	(17.6)
Foreign government securities	—	—	—	—	—	—
Total	$83.7	$(2.3)	$16.5	$(15.9)	$100.2	$(18.2)
Number of securities		17		1		18
Number of securities with OTTI		1		—		1

	As of December 31, 2011
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$3.8	$(0.1)	$—	$—	$3.8	$(0.1)
Obligations of state and political subdivisions	—	—	—	—	—	—
Corporate securities	52.5	(1.6)	3.1	(0.1)	55.6	(1.7)
Mortgage‑backed securities
RMBS	88.7	(1.6)	—	—	88.7	(1.6)
CMBS	2.8	—	—	—	2.8	—
Asset‑backed securities	—	—	19.3	(14.2)	19.3	(14.2)
Foreign government securities	—	—	—	—	—	—
Total	$147.8	$(3.3)	$22.4	$(14.3)	$170.2	$(17.6)
Number of securities		24		3		27
Number of securities with OTTI		1		—		1

The increase in gross unrealized losses was primarily attributable to asset-backed securities. Of the securities in an unrealized loss position for 12 months or more as of June 30, 2012, one security had unrealized losses greater than 10% of book value. The total unrealized loss for this security as of June 30, 2012 was $15.9 million. The Company has determined that the unrealized losses recorded as of June 30, 2012 are yield related and not the result of other-than-temporary impairments.
The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of June 30, 2012 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
Distribution of Fixed‑Maturity Securities
by Contractual Maturity

	As of June 30, 2012
	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$90.0	$91.0
Due after one year through five years	308.3	326.5
Due after five years through 10 years	442.8	489.7
Due after 10 years	197.3	214.2
Mortgage‑backed securities:
RMBS	866.7	915.4
CMBS	284.1	303.5
Total	$2,189.2	$2,340.3
Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts for the benefit of reinsured companies which amounted to $2,016.8 million and $1,949.3 million as of June 30, 2012 and December 31, 2011, respectively.
Under certain derivative contracts, the Company is required to post eligible securities as collateral. The need to post collateral under these transactions is generally based on fair value assessments in excess of contractual thresholds. The fair market value of the Company’s pledged securities totaled $0.5 million and $0.7 million as of June 30, 2012 and December 31, 2011, respectively.
No material investments of the Company were non-income producing for Six Months 2012 and 2011, respectively.

The Company purchased securities that its affiliate has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation bonds"). These securities were purchased at a discount and are accounted for excluding the effects of the affiliated ceding company’s insurance on the securities. As of June 30, 2012, securities purchased for loss mitigation purposes included in the fixed maturity portfolio on the consolidated balance sheet had a fair value of $20.8 million representing $108.8 million of par.
Under the terms of certain credit derivative contracts, the Company has obtained the obligations referenced in the transactions and recorded such assets in fixed maturity securities in the consolidated balance sheets. Such fair value amounts totaled $0.7 million, representing $1.6 million in par.

8.	Insurance Company Regulatory Requirements
Dividend Restrictions and Capital Requirements
AG Re is a Bermuda domiciled insurance company and its dividend distribution is governed by Bermuda law. The amount available at AG Re to pay dividends in 2012 in compliance with Bermuda law is approximately $231 million. However, any distribution that results in a reduction of 15% ($192.3 million as of December 31, 2011) or more of AG Re’s total statutory capital, as set out in its previous year’s financial statements, would require the prior approval of the Bermuda Monetary Authority. Dividends are limited by requirements that the subject company must at all times (i) maintain the minimum solvency margin required under the Insurance Act of 1978 and (ii) have relevant assets in an amount at least equal to 75% of relevant liabilities, both as defined under the Insurance Act of 1978. AG Re, as a Class 3B insurer, is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files (at least seven days before payment of such dividends) with the Authority an affidavit stating that it will continue to meet the required margins. During Six Months 2012 and 2011, AG Re declared and paid $70.0 million and $24.0 million, to its parent, AGL, respectively.

9.	Income Taxes
Provision for Income Taxes
AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.
AGOUS and its subsidiaries AGRO, AGMIC and AG Intermediary Inc. have historically filed a consolidated federal income tax return. AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company, as a member of its respective consolidated tax return group, will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.
The effective tax rates reflect the proportion of income recognized by each of the Company’s operating subsidiaries, with U.S. subsidiaries taxed at the U.S. marginal corporate income tax rate of 35%.

Valuation Allowance
The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative operating income the Company has earned over the last two years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.
Uncertain Tax Positions
It is reasonably possible that a change in the balance of unrecognized tax benefits may occur within the next twelve months due to the closing of IRS audits or the lapse of statute of limitations. Based on the information currently available, the Company does not expect any changes to be material to the consolidated financial condition or results of operations.

10.     Reinsurance and Other Monoline Exposures
The Company assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.
Assumed and Ceded Business
The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty insurance companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination:

(a)
at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria that are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary, or

(b)	upon certain changes of control of the Company.
Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all unearned premiums calculated on a statutory basis of accounting, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business. Upon the occurrence of the conditions set forth in (a) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.
With respect to a significant portion of the Company’s in-force financial guaranty Assumed Business, due to the downgrade of AG Re to A1, subject to the terms of each policy, the ceding company may have the right to recapture Assumed Business ceded to AG Re and assets representing substantially all of the statutory unearned premium (net of ceding commissions) and loss reserves (if any) associated with that business. As of June 30, 2012, if all of AG Re’s Assumed Business was recaptured, it would result in a corresponding one-time reduction to net income of approximately $25.8 million of which $25.0 million is related to affiliates.
The Company ceded a diminimus amount of business to non-affiliated companies to limit its exposure to risk. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

Effect of Reinsurance on Statement of Operations

	Second Quarter		Six Months
	2012	2011	2012	2011
	(in millions)
Premiums Written
Direct	$(1.7)	$—	$2.7	$9.2
Assumed(1)	2.9	8.1	25.8	(26.1)
Ceded	0.0	0.0	0.0	0.0
Net	$1.2	$8.1	$28.5	$(16.9)
Premiums Earned
Direct	$2.0	$1.2	$3.8	$2.4
Assumed	34.1	40.0	66.1	72.3
Ceded	(0.4)	0.0	(0.4)	0.0
Net	$35.7	$41.2	$69.5	$74.7
Loss and LAE
Assumed	$41.1	$16.4	$80.3	$11.8
Ceded	—	0.2	(0.1)	0.1
Net	$41.1	$16.6	$80.2	$11.9
____________________

(1)	Negative assumed premiums written were due to changes in expected debt service schedules.

Reinsurer Exposure
In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are insured by monolines and whose value may decline based on the rating of the monoline. At June 30, 2012, based on fair value, the Company had $2.7 million of fixed maturity securities in its investment portfolio insured by National Public Finance Guarantee Corporation and $0.8 million insured by Ambac.

Exposure by Reinsurer

	Ratings at August 22, 2012		Par Outstanding as of June 30, 2012
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to- Pay Insured Par Outstanding	Assumed Par Outstanding (1)
	(dollars in millions)
Affiliated Companies (2)			$—	$346	$104,303
Non-Affiliated companies:
Ambac	WR(3)	WR	—	1,669	20,190
MBIA Inc.	(4)	(4)	—	1,813	4,372
Financial Guaranty Insurance Company	WR	WR	—	837	1,691
Syncora Guarantee Inc.	Ca	WR	—	576	197
CIFG Assurance North America Inc.	WR	WR	—	27	127
Radian Asset Assurance Inc.	Ba1	B+	—	2	—
Other	Various	Various	38	0	95
Total			$38	$5,270	$130,975
____________________

(1)	Includes $11,286 million in assumed par outstanding related to insured credit derivatives.

(2)	The affiliates of AG Re are AGC and AGM, all rated Aa3 (rating under review for possible downgrade) by Moody’s and AA- (stable) by S&P.

(3)	Represents “Withdrawn Rating.”

(4)	MBIA Inc. includes various subsidiaries which are rated BBB by S&P and Baa2, B3, WR and NR by Moody’s.

Amounts Due (To) From Reinsurers

	As of June 30, 2012
	Assumed Premium, net of Commissions	Assumed Expected Loss and LAE
	(in millions)
Affiliated companies	$136.5	$(320.2)
Non-Affiliated companies:
Ambac	77.1	(91.1)
MBIA Inc	0.3	(2.3)
Financial Guaranty Insurance Company	9.9	(10.4)
CIFG Assurance North America Inc.	0.1	—
Total	$223.9	$(424.0)

11.    Commitments and Contingencies
Legal Proceedings
Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year. In addition, in the ordinary course of their respective businesses, certain of the Company’s affiliates assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in Note 4 (Financial Guaranty Insurance Contracts—Recovery Litigation), as of the date of this filing, AGC and AGM have filed complaints against certain sponsors and underwriters of RMBS securities that AGC or AGM had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the affiliated ceding companies will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.
Proceedings Relating to the Company’s Financial Guaranty Business
The Company’s affiliates receive subpoenas duces tecum and interrogatories from regulators from time to time.
In August 2008, a number of financial institutions and other parties, including AGM and other bond insurers, were named as defendants in a civil action brought in the circuit court of Jefferson County, Alabama relating to the County’s problems meeting its debt obligations on its $3.2 billion sewer debt: Charles E. Wilson vs. JPMorgan Chase & Co et al (filed the Circuit Court of Jefferson County, Alabama), Case No. 01-CV-2008-901907.00, a putative class action. The action was brought on behalf of rate payers, tax payers and citizens residing in Jefferson County, and alleges conspiracy and fraud in connection with the issuance of the County’s debt. The complaint in this lawsuit seeks equitable relief, unspecified monetary damages, interest, attorneys’ fees and other costs. On January, 13, 2011, the circuit court issued an order denying a motion by the bond insurers and other defendants to dismiss the action. Defendants, including the bond insurers, have petitioned the Alabama Supreme Court for a writ of mandamus to the circuit court vacating such order and directing the dismissal with prejudice of plaintiffs’ claims for lack of standing. The Company cannot reasonably estimate the possible loss or range of loss that may arise from this lawsuit.
Beginning in December 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court, San Francisco County, California. Since that time, plaintiffs’ counsel has filed amended complaints against AGM and AGC and added additional plaintiffs. As of the date of this filing, the plaintiffs with complaints against AGM and AGC, among other financial guaranty insurers, are: (a) City of Los Angeles, acting by and through the Department of Water and Power; (b) City of Sacramento; (c) City of Los Angeles; (d) City of Oakland; (e) City of Riverside; (f) City of Stockton; (g) County of Alameda; (h) County of Contra Costa; (i) County of San Mateo; (j) Los Angeles World Airports; (k) City of Richmond; (l) Redwood City; (m) East Bay Municipal Utility District; (n) Sacramento Suburban Water District; (o) City of San Jose; (p) County of Tulare; (q) The Regents of the University of California; (r) The Redevelopment Agency of the City of Riverside; (s) The Public Financing Authority of the City of Riverside; (t) The Jewish Community Center of San Francisco; (u) The San Jose Redevelopment Agency; (v) The Redevelopment Agency of the City of Stockton; (w) The Public Financing Authority of the City of Stockton; and (x) The Olympic Club. Complaints filed by the City and County of San Francisco and the Sacramento Municipal Utility District were subsequently dismissed against AGM and AGC. These complaints allege that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer’s financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs in these actions assert claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants’ motion to dismiss, the court denied the motion to dismiss on the following claims: breach of contract, violation of California’s antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an Anti-SLAPP (“Strategic Lawsuit Against Public Participation”) motion to strike the complaints under California’s Code of Civil Procedure. On May 1, 2012, the court ruled in favor of the bond insurer defendants on the Anti-SLAPP motion as to the causes of action arising from the alleged conspiracy, but denied the bond insurer defendants’ Anti-SLAPP motion for those causes of action based on transaction specific representations and omissions about the bond insurer defendants’ credit ratings and financial health. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.
In September 2010, AGM, among others, was named as a defendant in an interpleader complaint filed by Wells Fargo Bank, N.A., as trust administrator, in the United States District Court, Southern District of New York. The interpleader complaint relates to the MASTR Adjustable Rate Mortgages Trust 2006-OA2, Mortgage Pass-Through Certificates,

Series 2006-OA2 RMBS transaction, in which AGM had insured certain classes of certificates. Certain holders of uninsured certificates have disputed payments made by the trust administrator to reimburse AGM for claims it had paid under its financial guaranty policy, and the trust administrator sought adjudication of the priority of AGM’s reimbursements. On March 29, 2011, the court granted a motion for judgment on the pleadings and ruled that, pursuant to the waterfall, AGM is only entitled to receive funds that would otherwise have been distributed to the holders of the classes that AGM insures, and that AGM receive such funds at the respective steps in the waterfall that immediately follow the steps at which such certificate holders would otherwise have received such funds. The court further ordered AGM to repay to the MARM 2006-OA2 trust the approximately $7.2 million that had been credited to it by Wells Fargo. On December 13, 2011, the court entered judgment substantially in conformance with its March 29, 2011 decision. AGM appealed the judgment and in July 2012, the judge granted AGM’s motion that the judgment be stayed pending the appeal. AGM estimates that as a result of this adverse decision (if and to the extent that the adverse decision is not modified), total unreimbursed claims paid by AGM could be up to approximately $144 million (on a gross discounted basis, without taking into account the benefit of representation and warranty recoveries, and exclusive of the repayment of the $7.2 million credit), over the life of the transaction.
On April 8, 2011, AG Re and its affiliate AGC filed a Petition to Compel Arbitration with the Supreme Court of the State of New York, requesting an order compelling Ambac to arbitrate Ambac’s disputes with AG Re and AGC concerning their obligations under reinsurance agreements with Ambac. In March 2010, Ambac placed a number of insurance policies that it had issued, including policies reinsured by AG Re and AGC pursuant to the reinsurance agreements, into a segregated account. The Wisconsin state court has approved a rehabilitation plan whereby permitted claims under the policies in the segregated account will be paid 25% in cash and 75% in surplus notes issued by the segregated account. Ambac has advised AG Re and AGC that it has and intends to continue to enter into commutation agreements with holders of policies issued by Ambac, and reinsured by AG Re and AGC, pursuant to which Ambac will pay a combination of cash and surplus notes to the policyholder. AG Re and AGC have informed Ambac that they believe their only current payment obligation with respect to the commutations arises from the cash payment, and that there is no obligation to pay any amounts in respect of the surplus notes until payments of principal or interest are made on such notes. Ambac has disputed this position on one commutation and may take a similar position on subsequent commutations. On April 15, 2011, attorneys for the Wisconsin Insurance Commissioner, as Rehabilitator of Ambac’s segregated account, and for Ambac filed a motion with Lafayette County, Wis., Circuit Court Judge William Johnston, asking him to find AG Re and AGC to be in violation of an injunction protecting the interests of the segregated account by their seeking to compel arbitration on this matter and failing to pay in full all amounts with respect to Ambac’s payments in the form of surplus notes. On June 14, 2011, Judge Johnston issued an order granting the Rehabilitator’s and Ambac’s motion to enforce the injunction against AGC and AG Re and the parties filed a stipulation dismissing the Petition to Compel Arbitration without prejudice. AGC and AG Re have appealed Judge Johnston’s order to the Wisconsin Court of Appeals.
On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AG Financial Products Inc. (“AG Financial Products”), an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AG Financial Products under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AG Financial Products improperly terminated nine credit derivative transactions between LBIE and AG Financial Products and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AG Financial Products. With respect to the 28 credit derivative transactions, AG Financial Products calculated that LBIE owes AG Financial Products approximately $24.8 million, whereas LBIE asserted in the complaint that AG Financial Products owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. Following defaults by LBIE, AG Financial Products properly terminated the transactions in question in compliance with the requirements of the agreement between AG Financial Products and LBIE, and calculated the termination payment properly. On February 3, 2012, AG Financial Products filed a motion to dismiss certain of the counts in the complaint. The Company cannot reasonably estimate the possible loss that may arise from this lawsuit.

12.	Loan to Assured Guaranty US Holdings Inc.
In February 2012, AGRO entered into a loan agreement with Assured Guaranty US Holdings Inc. (“AGUS”), a subsidiary of AGL, which authorizes borrowings up to $100.0 million for the purchase of all of the outstanding capital stock of Municipal and Infrastructure Assurance Corporation (“MIAC”). In May 2012, Assured Guaranty received regulatory approval for the purchase of MIAC.  Accordingly, AGUS borrowed $90.0 million under such agreement on May 30, 2012 in order to fund a portion of the purchase price. Interest will accrue on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, will be due and payable on the fifth anniversary of the date the loan is made. The Company recognized $0.3 million of interest income during Second Quarter and Six Months 2012.

13.	Credit Facility
Limited Recourse Credit Facility

On July 31, 2007, AG Re entered into a limited recourse credit facility (“AG Re Credit Facility”) with a syndicate of banks which provides up to $200.0 million for the payment of losses in respect of the covered portfolio. The AG Re Credit Facility expires in June 2014. The facility can be utilized after AG Re has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $260.0 million or the average annual debt service of the covered portfolio multiplied by 4.5%. The obligation to repay loans under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral.
As of June 30, 2012 and December 31, 2011 no amounts were outstanding under this facility nor have there been any borrowings during the life of this facility.

14.    Other Comprehensive Income

Three Months Ended June 30, 2012

	Net Unrealized Gains (Losses) on Investments	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, March 31, 2012	$132.9	$132.9
Other comprehensive income (loss)	11.8	11.8
Balance, June 30, 2012	$144.7	$144.7

Three Months Ended June 30, 2011

	Net Unrealized Gains (Losses) on Investments	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, March 31, 2011	$74.6	$74.6
Other comprehensive income (loss)	13.9	13.9
Balance, June 30, 2011	$88.5	$88.5

Six Months Ended June 30, 2012

	Net Unrealized Gains (Losses) on Investments	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2011	$127.2	$127.2
Other comprehensive income (loss)	17.5	17.5
Balance, June 30, 2012	$144.7	$144.7

Six Months Ended June 30, 2011

	Net Unrealized Gains (Losses) on Investments	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2010	$82.3	$82.3
Other comprehensive income (loss)	6.2	6.2
Balance, June 30, 2011	$88.5	$88.5